UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☐	Filed by a Party other than the Registrant

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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

TTEC Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 11, 2025

Dear Stockholders:

It is my pleasure to invite you to join us at the Annual Meeting of Stockholders of TTEC Holdings, Inc. The meeting will be held on Thursday, May 22, 2025, at 10:00 a.m. Central Daylight Time, and will be conducted virtually. You will be able to attend the Annual Meeting, vote, and submit your questions during the live webcast of the meeting by visiting http://www.virtualshareholdermeeting.com/TTEC2025 and entering the 16-digit control number included in our notice of internet availability within the proxy materials, on your proxy card, or in the instructions that accompanied your proxy materials.

As permitted by the Securities and Exchange Commission (SEC), we are making our proxy materials available to our stockholders electronically via the internet. In our business, we are focused on improving the engagement between our clients and their customers. Our aspirations with respect to our stockholders are no different. We believe electronic delivery expedites your receipt of materials, reduces the environmental impact of our Annual Stockholders Meeting, reduces costs significantly, and enhances our stockholders’ experience in accessing our information, understanding our business, and the way in which TTEC is governed and managed.

For additional information about the Annual Meeting, please see the Important Information About the Proxy Materials and Voting Your Shares section of this Proxy Statement.

PLEASE VOTE.

Your vote is important. Whether or not you plan to attend the Annual Meeting via the webcast, we encourage you to read these materials carefully and promptly vote your shares. There are several ways you can vote: via the internet, by telephone, by mailing the enclosed proxy, or by attending our Annual Stockholders Meeting virtually. Please vote as soon as possible to ensure that your vote is recorded promptly. If you hold shares in a brokerage account, your broker will not be able to vote your shares on most matters unless you provide your voting instructions.

On behalf of the Board of Directors and over 50,000 TTEC employees, thank you for your continued confidence in TTEC and our business.

Very truly yours,

KENNETH D. TUCHMAN

Chairman and Chief Executive Officer

Principal Executive Office

100 Congress Avenue, Suite 1425

Austin, TX 78701

Notice of 2025 Annual Meeting of Stockholders

Thursday, May 22, 2025

10:00 a.m. Central Daylight Time

Join the webcast at www.virtualshareholdermeeting.com/TTEC2025.

ITEMS OF BUSINESS:

At the meeting, our stockholders will be asked to:

●	Elect seven directors named in the Proxy Statement, for a term of one year;
●	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2025; and
●	Transact such other business, including stockholder proposals, as may properly come before the meeting.

The meeting will also include a report on our financial results for fiscal year 2024, an overview of our 2024 Impact & Sustainability initiatives, and our outlook for the remainder of 2025.

RECORD DATE:

Only stockholders of record at the close of business on March 31, 2025, will be entitled to receive notice of, and to vote at, the 2025 Annual Stockholders Meeting. Our total shares outstanding on the Record Date are 47,804,123.

By Order of the Board of Directors

Margaret B. McLean

General Counsel and Chief Risk Officer

April 11, 2025

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 22, 2025: This Notice of Annual Meeting and Proxy Statement and the 2024 Annual Report are available at ttec.com.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA INTERNET Visit the website listed on your proxy card.	BY MAIL Sign, date and return your proxy card in the enclosed envelope.
BY TELEPHONE Call the telephone number on your proxy card.	AT THE VIRTUAL MEETING Attend the Annual Meeting virtually and vote using the URL provided above.

ELECTION TO RECEIVE ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS. You can expedite delivery and avoid costly mailings by confirming in advance your preference for electronic delivery.

100 Congress Avenue, Suite 1425

Austin, TX 78701

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT EXECUTIVE SUMMARY

This summary highlights only selected information contained in this Proxy Statement. We encourage you to read the entire Proxy Statement and TTEC’s 2024 Annual Report on Form 10-K for the period ended December 31, 2024, and any subsequent financial filings, before voting your shares.

MATTERS TO BE VOTED ON AT THE 2025 ANNUAL MEETING

Proposal	Board Recommendation	For more detail, see page:
1. Election of Directors	FOR each Nominee	61
2. Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for fiscal year 2025	FOR	67

On or about April 11, 2025, we will begin distributing to each stockholder entitled to vote at the Annual Meeting either (1) this Proxy Statement, a proxy card or voting instruction form, and our 2024 Annual Report to Stockholders, which we collectively refer to as the “proxy materials,” or (2) an email or notice of internet availability of proxy materials, in each case with instructions on how to access electronic copies of our proxy materials.

OUR COMPANY

Founded in 1982, TTEC Holdings, Inc. (“TTEC”, “the Company”, “we”, “our”, or “us”; pronounced “T-TEC”) is a global customer experience (“CX”) outsourcing partner for marquee and high-growth brands and public sector clients. The Company designs, builds, and operates technology-enabled customer experiences across live interaction channels and provides data-driven digital solutions to help clients improve customer satisfaction and loyalty, increase customer revenue and profitability, and optimize overall cost to serve. As of December 31, 2024, TTEC served over 715 clients across targeted industry verticals including financial services, healthcare, public sector, communications, technology, media, entertainment, travel and hospitality, automotive, and retail.

TTEC operates and reports its financial results of operations through two business segments.

●	TTEC Digital is one of the largest CX technology and service providers and is focused on the intersection of Contact Center As a Service (CCaaS), Customer Relationship Management (CRM), and Artificial Intelligence (AI) and Analytics. A professional services organization comprised of software engineers, systems architects, data scientists, and CX strategists, this segment creates and implements strategic CX transformation roadmaps; sells, operates, and provides managed services for cloud platforms and premise-based CX technologies, including Amazon Web Services, Cisco, Genesys, Google, and Microsoft; and creates proprietary IP to support industry-specific and custom client needs. TTEC Digital serves clients across enterprise and small & medium sized business segments and has a dedicated unit with government technology certifications serving the public sector.
●	TTEC Engage provides digitally enabled CX operational and managed services to support large, complex enterprise clients’ end-to-end customer interactions at scale across the world. Tailored to meet industry-specific business needs, this segment delivers data-driven omnichannel customer care, customer acquisition, growth, and retention services, tech support, fraud mitigation, and back-office solutions. The segment’s technology-enabled delivery model covers the entire solution lifecycle including associate recruitment, onboarding, training, delivery, workforce management, and quality assurance.

TTEC pursues its CX market leadership through its TTEC Digital and TTEC Engage business segments and, based upon client needs, through strategic collaboration between the segments. TTEC’s ability to deliver comprehensive and transformational customer experience solutions to its clients is a marketplace differentiation, including integrated CX technology and service solutions, go-to-market strategies, and innovative offerings.

During 2024, the TTEC Digital and TTEC Engage global operating platform delivered onshore, nearshore and offshore services in 22 countries on six continents -- the United States, Australia, Belgium, Brazil, Bulgaria, Canada, Colombia, Costa Rica, Egypt, Germany, Greece, Honduras, India, Ireland, Mexico, the Netherlands, New Zealand, the Philippines, Poland, South Africa, Thailand, and the United Kingdom – with contributions from approximately 52,000 customer care associates, consultants, technologists, and CX professionals.

Our revenue for fiscal 2024 was $2,208 billion, of which approximately $459 million, or 21%, was generated from our TTEC Digital segment and $1,749 billion, or 79%, was generated from our TTEC Engage segment.

To advance our competitive position in a rapidly changing market and to provide our clients with modernized CX technology and service solutions, we continue to develop our portfolio of service offerings for both mainstream and high-growth disruptive businesses, diversifying and strengthening our core CX services with AI enhanced, technology-enabled, outcomes-focused services, data analytics, insights, and consulting.

We also invest to broaden our CX product and service capabilities and partnerships, increase our global client base and industry expertise, expand our geographic footprint to the needs of our global clientele, and further scale our solutions within and between our TTEC Digital and TTEC Engage segments.

Recent Developments

Potential Take-Private Transaction. As previously disclosed in the Company’s press release of September 30, 2024, the Company’s Board of Directors has established a special committee consisting of independent directors (the “Special Committee”) to evaluate the unsolicited, preliminary, non-binding proposal from TTEC founder, Chairman and Chief Executive Officer, Kenneth Tuchman, to take the Company private at a proposed purchase price of $6.85 per share to the Company’s other stockholders (the “Non-Binding Proposal”). Mr. Tuchman beneficially owns 58.3% of the Company’s common stock. The proposal is conditioned on, among other things, the receipt of financing for the transaction, the negotiation and execution of a definitive agreement, the approval and recommendation of the proposal by the Special Committee, and approval by holders of a majority of the shares of the Company’s common stock not owned by Mr. Tuchman, his affiliates, or the Company’s executive management. As was previously disclosed in the Special Committee of the Board’s press release on April 1, 2025, with the assistance of its independent financial and legal advisors, has completed its preliminary valuation analysis of the Company, and remains ready to consider and engage with Mr. Tuchman with respect to a definitive transaction proposal.

Change in the Principal Place of Business. In February 2025, the Company announced that it is moving its principal place of business and principal executive offices to Austin, Texas. TTEC made the decision to relocate its principal place of business from Colorado to Austin, Texas after careful consideration of how it can best support its strategic goals, serve its global clients, and position itself for future success. Texas has been an important part of TTEC’s operations for decades, and this move provides the Company with additional access to a business-friendly environment, a strong economy, a skilled workforce, and a dynamic technology and innovation hub. TTEC will continue to operate the Denver Center for Experience and Innovation in Greenwood Village, Colorado and 58 CX experience centers and offices in the United States and around the globe.

2024 PERFORMANCE HIGHLIGHTS

Our 2024 performance is summarized below:

●	Our revenue was $2.21 billion, a decrease of 10.4% over the prior year.
●	Our loss from operations was $173.5 million, or (7.9)% of revenue, a 247.0% decrease year over year. Income from operations on a non-GAAP basis[1] was $136.5 million, or 6.2% of revenue, compared to 8.1% in the prior year.
●	Our net cash provided by/(used in) operating activities was $(58.8) million compared to $144.8 million in the prior year.
●	Our diluted earnings/(loss) per share was $(6.74) compared to $0.18 in the prior year, and $0.71[1] compared to $2.18 in the prior year on a non-GAAP basis.
●	We paid a total of $2.8 million in cash dividends to our stockholders.

1.	TTEC presents company performance metrics on a non-GAAP basis to more accurately convey the performance of the business, which adjusts for non-operating items including, but not limited to, asset impairment, restructuring charges, cybersecurity incident-related costs, equity-based compensation expense, depreciation and amortization expense, changes in acquisition contingent consideration, changes in tax valuation allowances, return to provision adjustments, and one-time non-recurring items. For additional information, please review GAAP to Non-GAAP Reconciliation of Performance Metrics on page 60 of this Proxy Statement.

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board follows sound governance practices.

Independence

●         In 2024, seven/six out of our eight/seven[1] Board members were independent directors pursuant to the standards set forth in the NASDAQ Stock Market Rules, which is the standard used by the Company to determine Board member independence.

●          All Board Committees, except a limited purpose Executive Committee of the Board, are comprised exclusively of independent directors.

●          In 2025, subject to TTEC stockholders voting in favor of the directors nominated by the Board, our independent and executive director mix will be six independent directors and one executive director.

Executive Sessions

●          The independent directors regularly meet in executive sessions without management.

●          They also regularly meet with the independent auditor and independent compensation consultants in executive sessions without management, as well as with senior executives in internal audit, finance, IT, cybersecurity, compliance, legal, human resources, and compensation functions.

Board Oversight of Risk Management

●          Our Board understands, oversees, and regularly reviews risks inherent in TTEC’s business with emphasis on the oversight of the appropriateness of the Company’s risk management strategy, long- and short-range risk mitigation planning, and the effectiveness of our risk strategy execution. In 2024, the Board was particularly focused on the evolving risks specific to the financial liquidity of the Company, the use of artificial intelligence in TTEC’s business, and the impact and opportunities it is likely to have, over time, on the Company’s offerings and its industry.

●          The Audit Committee of the Board reviews our overall enterprise risk management policies and practices, is actively involved in the oversight of our Enterprise Risk Management (ERM) program, and reviews risks inherent in our internal controls over financial reporting; risks specific to our geographic footprint and its expansion and concentration; risks specific to our complex regulatory compliance framework around the world; risks arising from macro- and microeconomic volatility and the related impact on TTEC clients’ and our business outlook; risks specific to our cost structure; and our financial and liquidity risks.

●          The Compensation Committee of the Board evaluates risks associated with TTEC’s management and employee compensation plans; the structure of and risks specific to our employees’ and senior management incentive programs; risks specific to TTEC employment practices including the Company’s commitment to diversity, equality, and inclusion in the TTEC workforce; and risks inherent in hiring, retention, and development of our people.

●          The Nominating and Governance Committee of the Board is focused on risks inherent in our governance, senior management, and board succession planning, onboarding, and turnover; risks specific to crisis management and crisis response; and climate risks specific to our business.

●          The Security and Technology Committee of the Board oversees and reviews risks inherent in TTEC’s IT resilience, including TTEC’s cybersecurity initiatives designed to protect TTEC’s IT infrastructure and data, which include the data of the Company’s clients, their customers, and TTEC employees; risks specific to our data governance, including how we collect, store, use, transfer, and protect information; the Company’s incident response and business continuity and disaster recovery practices; and the evolving risks specific to the use of artificial intelligence in TTEC’s business and client offerings.

Board Oversight of Cybersecurity	● Although the Board relies on its Security & Technology Committee to oversee technology resilience and cybersecurity at TTEC, the full Board retains the overarching responsibility for cyber-related risk management and business continuity practices. As part of that oversight, the Board routinely seeks information from and offers input to management about the Company’s ongoing cybersecurity maturity evolution and monitors how TTEC performs against its cybersecurity risk management plans designed to protect TTEC’s IT infrastructure, safeguard the interface between TTEC’s and TTEC clients’ IT environments, and protect TTEC and its clients’ data from unauthorized access. The Board also monitors the evolution of and improvements in the Company’s incident response and business continuity and disaster recovery practices.

1.	For most of 2024, TTEC’s Board of Directors consisted of eight members. In September 2024, Ms. Ekta Singh-Bushell, an independent director, stepped down from TTEC’s Board of Directors to pursue other opportunities. Thereafter, the TTEC Board of Directors consisted of seven members, six of whom were independent directors.

Board Oversight of Impact and Sustainability Initiatives and the Impact and Sustainability Report

●          Our Board supports and regularly reviews TTEC’s ongoing commitment to its impact and sustainability initiatives.

●          The Nominating and Governance Committee of the Board is tasked with the oversight of impact and sustainability initiatives at TTEC, including the establishment of climate stewardship and social responsibility priorities for the Company, the identification and implementation of appropriate disclosure and reporting standards, and awareness and training initiatives.

●          The Compensation Committee of the Board is tasked with the oversight of the Company’s social responsibility priorities through its employee development and opportunities programs and the philanthropy programs focused on social responsibility.

●          The Security & Technology Committee of the Board leverages its oversight of global data privacy, technology reliance and business continuity planning to support good governance at TTEC.

●          The Audit Committee of the Board is focused on financial governance and on the accuracy of auditable climate impact-related disclosures, including positioning the Company to be ready to comply with the upcoming European Corporate Sustainability Reporting Directive (CSRD) and related climate risk disclosure requirements.

●          During 2024, the Board oversaw the publishing of the Company’s Impact & Sustainability Report for the fiscal year 2023 and guided the Company in its transition from ESG-focused reporting to a broader focus reflected in the Company’s 2024 Impact and Sustainability Report that was released in March 2025. This Report evolved to expand its climate stewardship activities by disclosing the Company’s Scope 1, Scope 2 and Scope 3 greenhouse gas emissions and expanding the alignment of its disclosures to the Task Force on Climate-related Financial Disclosures (TCFD) framework, the United Nations Sustainable Development Goals (UNSDG) relevant to the Company’s business, and to the Sustainability Accounting Standards Board (SASB) framework.

Board Governance, Performance Evaluation, and Other Practices

●          Our Board annually reviews its overall effectiveness utilizing confidential self-assessment surveys that cover topics generally recommended by the National Association of Corporate Directors (NACD) and public company governance experts or engaging third-party specialists for such evaluations. The Board Committees conduct similar assessments on the cadence consistent with NASDAQ stock market requirements. The assessment findings are reviewed by the Nominating and Governance Committee of the Board with necessary changes in board practices adopted from time to time to address the insights and feedback developed through such annual evaluations.

●          Board nomination priorities are adjusted annually to ensure that our Board, as a whole, continues to reflect the appropriate mix of skills, experience, and competencies necessary to support TTEC’s business strategy.

●          Our Board and its committees have access to independent advisors at their sole discretion.

●          The Nominating and Governance Committee of the Board maintains and enforces TTEC’s Corporate Governance Guidelines, which include business conduct, conflicts of interest, board qualification, and over-boarding guidelines.

●          Our Board also engages in ongoing education and our directors take ethics training consistent with best practices.

Accountability

●          All directors stand for election annually.

●          Our Chairman of the Board and Chief Executive Officer is the controlling stockholder of TTEC. He controls 58.3% of our common stock.

●          Although certain listing rules of the NASDAQ stock market are permitted not to be mandatory for controlled companies like TTEC, TTEC does not avail itself of these exceptions and its governance is consistent with best practices of NASDAQ-listed companies that are not controlled companies.

DIRECTOR EXPERIENCE

The Board and our Nominating and Governance Committee of the Board believe that diversity in experience and perspectives is important to achieving sound decisions and driving stockholder value. The following chart reflects the experience of our Board members and nominees:

All Board members were selected for nomination by the Nominating and Governance Committee of the Board based on their qualifications and the alignment of their background and experience to the Company’s needs (see individual Directors’ qualifications as part of their professional bios on page 63).

IMPACT AND SUSTAINABILITY: HUMANITY FIRST

Our commitment to environmentally sustainable, socially responsible business practices, and good governance began at the Company’s inception in 1982. Today, these priorities remain at the heart of our purpose - Bringing Humanity to Business®. We deliver on this imperative as we fortify TTEC’s standing as the Employer of Choice, Provider of Choice, and Partner of Choice.

TTEC’s Impact and Sustainability Report, which is available on our website at ttec.com under the “Company” and “Impact & Sustainability” tabs, highlights our progress on the journey for sustainable and socially responsible growth. In sharing the Report, we invite our key stakeholders - our clients, employees, partners, and stockholders - to hold us accountable and offer feedback. Our 2024 Report highlights our progress on three key impact priorities - investment in our people and communities, commitment to good governance, and our climate stewardship. We shaped these priorities based on the input from our stakeholders, as part of the Impact Materiality Assessment that we performed in 2023. We continue to refine our understanding of these priorities.

Our 2024 Impact & Sustainability Report highlights include (1) improvements in the capturing of our Scope 1 and Scope 2 carbon emissions and building the foundation for our emission reduction targets by reporting, for the first time, our Scope 3 emission data; (2) the strengthening of our climate stewardship strategy through enhanced Task Force on Climate-related Financial Disclosures (TCFD) reporting; (3) the updates to our Climate Change and Environmental Responsibility and our Health & Safety policies; and (4) the investment into our Impact Strategy Practice that offers quality employment opportunities in areas where such opportunities are not otherwise available.

We continue to see great opportunities to make a positive impact by maximizing stockholder value through investment in our people, our service offerings, and the communities where we live and work.

2025 BOARD NOMINEES

Director	Age	Director Since	Independent	Qualifications
Kenneth D. Tuchman	65	1994

●         Business Transformation Experience

●         Capital Markets or M&A Experience

●         Global Experience

●         Industry Experience

●         Operator or CEO Experience

●         Public Company CEO and Board Experience

●         Risk Management Experience

●         Service Industry Experience

●         Technology/Digital Sector Experience

●         TTEC Founder

Steven J. Anenen	72	2016	✓

●         Business Transformation Experience

●         Capital Markets or M&A Experience

●         Global Experience

●         Industry Experience

●         Operator or CEO Experience

●         Public Company CEO and Board Experience

●         Risk Management Experience

●         Service Industry Experience

Tracy L. Bahl	63	2013	✓

●         Business Transformation Experience

●         Capital Markets or M&A Experience

●         Industry Experience

●         Operator or CEO Experience

●         Public Company Audit Experience

●         Public Company Board Experience

●         Risk Management Experience

●         Service Industry Experience

Gregory A. Conley	70	2012	✓

●         Business Transformation Experience

●         Capital Markets or M&A Experience

●         Global Experience

●         Industry Experience

●         Operator or CEO Experience

●         Public Company Audit Experience

●         Public Company Board Experience

●         Risk Management Experience

●         Service Industry Experience

●         Technology/Digital Sector Experience

Robert N. Frerichs	73	2012	✓

●         Business Transformation Experience

●         Capital Markets or M&A Experience

●         Global Experience

●         Industry Experience

●         Operator or CEO Experience

●         Public Company Audit Experience

●         Public Company Board Experience

●         Public Sector Experience

●         Risk Management Experience

●         Service Industry Experience

●         Technology/Digital Sector Experience

Marc L. Holtzman	65	2014	✓

●         Business Transformation Experience

●         Capital Markets or M&A Experience

●         Global Experience

●         Industry Experience

●         Operator or CEO Experience

●         Public Company Board Experience

●         Public Company Audit Experience

●         Public Sector Experience

●         Risk Management Experience

●         Service Industry Experience

Gina L. Loften	59	2021	✓

●         Business Transformation Experience

●         Capital Markets or M&A Experience

●         Global Experience

●         Industry Experience

●         Public Sector Experience

●         Public Company Board Experience

●         Risk Management Experience

●         Service Industry Experience

●         Technology/Digital Sector Experience

2024 EXECUTIVE COMPENSATION HIGHLIGHTS

Our executive compensation program:

●	Rewards financial results and effective strategic leadership, which we believe are key to building sustainable value for our stockholders.
●	Utilizes a mix of base salary and short- and long-term incentives to attract and retain highly qualified executives and maintain a strong relationship between executive pay and company performance.
●	Places a meaningful portion of compensation “at risk” by aligning cash incentive payments to performance and retention and by granting equity, when available, that vests over three-, four- and five-year periods to ensure that the actual compensation realized by executives aligns with stockholder value over the long term.
●	Ensures that our rewards are affordable by aligning them to the Company’s annual business plan.
●	Includes components that reward the prior year’s performance, paid at the time of the grant or vesting over time, and forward-looking rewards that recognize growth in key performance indicators like Revenue and adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) over a three-year period.
●	Places significant weight on ethical and responsible conduct in pursuit of TTEC’s strategic goals. Our incentive recoupment (clawback) policy requires our Board of Directors to recoup cash and equity incentive compensation from senior executives in the event of a financial restatement due to material noncompliance with accounting standards, or in the event a senior executive’s detrimental conduct causes damage to TTEC in other material respects.
●	Aligns NEOs and other executive officers’ interests with the stockholders’ interest through executive stock holding requirements.
●	Considers stockholder views.
o	At our 2023 Annual Meeting of Stockholders, we asked our stockholders to provide an advisory, non-binding vote of support of our executive officer compensation, commonly known as a “Say on Pay” proposal. Stockholders indicated strong support, with 99% voting in favor of the program. The stockholders will again consider our executive compensation on an advisory basis as part of the 2026 Annual Stockholder Meeting.
o	Additionally, at our 2023 Annual Meeting of Stockholders, we asked our stockholders to provide an advisory, non-binding vote on the frequency with which they should provide an advisory vote on executive compensation. The stockholders indicated strong support for our existing practices, with 71% voting in favor of executive compensation being considered on an advisory basis once every three years. Stockholders will again consider the frequency with which they should provide an advisory vote on executive compensation as part of the 2029 Annual Stockholder Meeting.

The following table reflects the compensation decisions made by the Compensation Committee of the Board for TTEC’s Named Executive Officers (NEOs).

In 2024, we paid the following to our NEOs:

Named Executive Officers	Actual Total Direct (TDC) Compensation [1]	Market TDC at 25th	Market TDC at 50th	Market TDC at 75th	Percentile
Kenneth D. Tuchman[2]	$1	$5,850,000	$7,208,000	$9,370,000	<25th
Kenneth “Kenny” R. Wagers[3]	$5,778,839	$2,275,000	$2,954,000	$3,250,000	--
Francois Bourret[4]	$800,075	$382,932	$505,880	$811,451	>50th
Michelle “Shelly” R. Swanback	$2,124,998	$2,189,000	$2,762,000	$4,196,000	50th
David J. Seybold	$2,031,247	$1,129,000	$2,261,000	$4,233,000	50th
Margaret B. McLean	$1,413,996	$729,000	$1,475,000	$2,516,000	50th

1.	Actual TDC represents base salary earned in 2024, bonus paid in 2024 for 2023 performance, retention bonuses paid in 2024, grant date value of RSU equity grants awarded in 2024, and grant date value of performance-based grants, at target achievement, awarded under the 2024 annual long-term incentive plan.
2.	At Mr. Tuchman’s request, the Compensation Committee approved Mr. Tuchman’s base salary to be $1 per year.
3.	Mr. Wagers joined TTEC on February 12, 2024. His actual TDC represents base salary earned in 2024, grant date value of a performance-based equity grant at target achievement awarded under the 2024 annual long-term incentive plan, and grant date value of a welcome RSU grant awarded in 2024. As Mr. Wagers was not employed for the entire performance year and his actual TDC includes the grant date value of his welcome grant, we did not compare his 2024 actual compensation against market.
4.	The market data presented for Mr. Bourret corresponds with his primary role as Chief Accounting Officer prior to his departure from TTEC.

GENERAL INFORMATION

This proxy statement (Proxy Statement) is issued in connection with the solicitation of proxies by the Company’s Board of Directors for use at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 22, 2025, at 10:00 a.m. Central Daylight Time, completely “virtually” as further covered in this Proxy Statement, and at any adjournment or postponement thereof.

On or about April 11, 2025, we will begin distributing to each stockholder entitled to vote at the Annual Meeting either (1) this Proxy Statement, a proxy card or voting instruction form, and our 2024 Annual Report to Stockholders, which we collectively refer to as the “proxy materials,” or (2) an email or notice of internet availability of proxy materials, in each case with instructions on how to access electronic copies of our proxy materials.

This Proxy Statement contains important information regarding the Annual Meeting, the proposals on which you are being asked to vote, information about our voting procedures, and information you may find useful in determining how to vote.

IMPORTANT INFORMATION ABOUT THE PROXY MATERIALS AND VOTING YOUR SHARES

Why am I receiving these proxy materials?

The Company is soliciting your proxy in connection with the Annual Meeting. As a stockholder, you are requested to vote on the items of business discussed in this Proxy Statement.

How can I vote my shares electronically and participate in the Annual Meeting?

This year’s Annual Meeting will be held entirely online. Stockholders may participate in the virtual Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/TTEC2025. To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your notice of internet availability of proxy materials (Notice of Internet Availability), on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the stockholder of record may be voted electronically during the virtual Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the virtual Annual Meeting. However, even if you plan to attend the virtual Annual Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the virtual Annual Meeting.

In our desire to ensure that the virtual Annual Meeting provides stockholders with a meaningful opportunity to participate, our stockholders will be able to ask questions to the Board of Directors and management both at the time of registration and during the Annual Meeting. Stockholders may submit questions during the Annual Meeting by typing questions in the question/chat section of the meeting screen. Questions relevant to meeting matters will be answered during the Annual Meeting, subject to time constraints and in accordance with the rules of conduct which will be posted on ttec.com under the “Investors” tab. We will also post on our Investors page responses to questions relevant to meeting matters that are not answered during the Annual Meeting due to time constraints.

How can I vote my shares without attending the virtual Annual Meeting?

To vote your shares without attending the virtual Annual Meeting, please follow the instructions for internet or telephone voting on the Notice of Internet Availability. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail, if you are the stockholder of record, or by signing the voter instruction form provided by your bank or broker and returning it by mail, if you are the beneficial owner but not the stockholder of record. This way your shares will be represented whether or not you are able to attend the virtual meeting.

What will I need in order to attend the virtual Annual Meeting?

You are entitled to attend the virtual Annual Meeting only if you were a stockholder as of the Record Date for the Annual Meeting, or March 31, 2025 (the “Record Date”), or you hold a valid proxy for the Annual Meeting. You may attend the virtual Annual Meeting, vote, and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/TTEC2025 and using your 16-digit control number to enter the meeting. If you do not comply with the procedures outlined above, you will not be admitted to the virtual Annual Meeting.

Why did I receive a Notice of Internet Availability of proxy materials?

Under the rules of the SEC, we are using the internet as the primary means of furnishing proxy materials to our stockholders. Most of our stockholders will not receive printed copies of the proxy materials unless they request them. Accordingly, if you received a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials, unless you request one as instructed in that notice. Instead, the Notice of Internet Availability will instruct you on how you may access and review the proxy materials on the internet, free of charge. This approach to distribution of proxy materials reduces the environmental impact of our Annual Meeting, expedites stockholders’ receipt of our proxy materials, and lowers our costs. The Notice of Internet Availability also includes instructions allowing stockholders to request to receive future proxy materials in printed form by mail or electronically by email.

For your information, voting via the internet is the least expensive to us, followed by telephone voting, with voting by mail being the most expensive. Also, you may help to save us the expense of a second mailing if you vote promptly.

What are the matters to be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

●	Proposal No. 1:	The election of seven directors (see, page 61); and
●	Proposal No. 2:	The ratification of the appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting firm for 2025 (see, page 67).

We will also consider other business that properly comes before the Annual Meeting.

What are my voting choices?

For the election of directors (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. Cumulative voting is not permitted in the election of directors. For ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2025 (Proposal No. 2), you may vote “FOR”, “AGAINST” or “ABSTAIN”.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

●	“FOR” each of the nominees to our Board; and
●	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting for 2025.

Kenneth D. Tuchman, our Chairman and Chief Executive Officer and the beneficial owner of 58.3% of the issued and outstanding shares of common stock as of the Record Date (58.3% of the shares entitled to vote, excluding stock options) has indicated that he intends to vote:

●	“FOR” each of the nominees to our Board; and
●	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2025.

How will my shares be voted by proxy?

Valid proxies provided to the Company by telephone, over the internet, or by a mailed proxy card will be voted at the Annual Meeting as directed by you unless revoked in accordance with the instructions. If you properly execute and submit your proxy, but do not indicate how you want your shares voted, the persons named as your proxies will vote your shares in accordance with the recommendations of our Board of Directors. These recommendations are:

●	“FOR” each of the nominees to our Board; and
●	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting for 2025.

How can I revoke my proxy or change my vote?

You may revoke your proxy or change your vote at any time prior to the taking of the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by:

●	Voting again through the internet, by telephone, or by completing, signing, dating, and returning a new proxy card with a later date, all of which automatically revoke the earlier proxy so long as completed prior to the applicable deadline for each method;
●	Providing a written notice of revocation to our Corporate Secretary at TTEC Holdings, Inc., 100 Congress Avenue, Suite 1425, Austin, TX 78701, or via email at corporatesecretary@ttec.com before voting your shares; or
●	Attending the virtual Annual Meeting and voting during the meeting. Your virtual attendance at the Annual Meeting alone will not cause your previously granted proxy to be revoked unless you specifically so request before the taking of the vote.

For shares you hold beneficially in “street name”, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the virtual Annual Meeting and voting during the meeting.

Will shares I hold in my brokerage account be voted if I do not provide timely voting instructions?

If your shares are held through a brokerage firm, they will be voted as you instruct on the voting instruction card provided by your broker. If you sign and return your card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors.

If you do not provide timely instructions as to how your brokerage shares are to be voted, your broker will have the authority to vote them only on the ratification of our independent registered public accounting firm. Your broker will be prohibited from voting your shares on the election of directors. These “broker non-votes” will be counted only for the purpose of determining whether a quorum is present at the meeting and not as votes cast. As a result, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Will shares that I own as a stockholder of record be voted if I do not return my proxy card in a timely manner?

Shares that you own as a stockholder of record will be voted as you instruct on your proxy card. If you sign and return your proxy card without giving specific instructions, they will be voted in accordance with the recommendations of our Board of Directors. If you do not return your proxy card in a timely manner or provide voting instructions through the internet or by phone, your shares will not be voted unless you or your proxy holder attend the virtual Annual Meeting and vote during the meeting.

What is required to conduct the business of the Annual Meeting?

In order to conduct business at the Annual Meeting, a quorum of a majority of the outstanding shares of common stock entitled to vote as of the Record Date must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

How many votes are required to approve each proposal?

Directors are elected by a plurality of the votes cast. This means that the seven individuals nominated for election to the Board who receive the most “FOR” votes will be elected.

The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy at the meeting and entitled to vote is required to approve the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

As of the Record Date, there were 47,804,123 shares of common stock outstanding and entitled to vote. Each share of common stock entitles the holder thereof to one vote on each proposal.

How are votes counted?

Votes cast by proxy prior to the Annual Meeting will be tabulated by an automatic system administered by Broadridge Financial Solutions, Inc. Votes cast by proxy or in person at the Annual Meeting will be counted by the persons we appoint to act as election inspectors for the Annual Meeting.

Votes withheld from a director nominee will have no effect on the election of the director from whom votes are withheld. Abstentions will be treated as shares that are present and entitled to vote and will consequently have the effect of a vote “AGAINST” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

If a broker indicates on the proxy card that it does not have discretionary authority to vote certain shares on a particular matter, it is referred to as a “broker non-vote.” Broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but will not be considered as voted for the purpose of determining the approval of the particular matter.

If I share an address with another stockholder, how will we receive our proxy materials?

For stockholders of record, we have adopted a procedure called “householding”, which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice of Internet Availability and, if applicable, this Proxy Statement and the 2024 Annual Report to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs and the impact of printing and mailing these materials on the environment. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or verbal request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, this Proxy Statement and the 2024 Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice of Internet Availability and, if applicable, this Proxy Statement, the 2024 Annual Report, or to request delivery of a single copy of these materials if multiple copies are currently being delivered, stockholders may contact us at TTEC Holdings, Inc., 100 Congress Avenue, Suite 1425, Austin, TX 78701, Attention: Investor Relations, or send an email to investor.relations@ttec.com.

Stockholders who hold shares in “street name” (as described above) may contact their brokerage firm, bank, broker- dealer, or other similar organization to request information about householding.

How can I see the list of stockholders entitled to vote?

A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the meeting, at the Annual Meeting by means of a link to be made available on the meeting screen and at our principal office located at 100 Congress Avenue, Suite 1425, Austin, TX 78701, during normal business hours for a period of at least 10 days prior to the Annual Meeting.

What happens if additional items of business are presented at the Annual Meeting?

We are not aware of any items that may be voted on at the Annual Meeting that are not described in this Proxy Statement. However, the holders of the proxies that we are soliciting will have the discretion to vote them in accordance with their best judgment on any additional matters that may be voted on, including matters incidental to the conduct of the Annual Meeting.

Is my vote confidential?

Stockholders may elect that their identity and individual vote be held confidential by marking the appropriate box on their proxy card or ballot. Confidentiality will not apply to the extent that voting disclosure is required by law or is necessary or appropriate to assert or defend any claim relating to voting. Confidentiality also will not apply with respect to any matter for which votes are solicited in opposition to the director nominees or voting recommendations of our Board of Directors, unless the persons engaging in the opposing solicitation provide stockholders with voting confidentiality comparable to that which we provide.

Where can I find the voting results?

We expect to announce preliminary voting results at the Annual Meeting and to publish final results in a Current Report on Form 8-K that we will file with the SEC within four business days following the meeting. The report will be available on our website at ttec.com under the “Investors” and “SEC Filings” tabs.

How may I obtain financial and other information about TTEC?

Additional financial and other information about the Company is included in our Annual Report on Form 10-K, which we file with the SEC, and which is available on our website at ttec.com under the “Investors” and “SEC Filings” tabs. We will also furnish a copy of our 2024 Annual Report (excluding exhibits), except those that are specifically requested, without charge to any stockholder who so requests by contacting our Investor Relations department at TTEC Holdings, Inc., 100 Congress Avenue, Suite 1425, Austin, TX 78701, Attention: Investor Relations, or send an email to investor.relations@ttec.com.

You can also obtain, without charge, a copy of our bylaws, codes of conduct, and Board Committee charters by contacting the Investor Relations department, or you can view these materials on the internet by accessing our website at ttec.com and clicking on the “Investors” tab, then clicking on the “Corporate Governance” tab.

Who will conduct and pay for the cost of this proxy solicitation?

We will bear all costs of soliciting proxies, including reimbursement of banks, brokerage firms, custodians, nominees, and fiduciaries for reasonable expenses they incur. Proxies may be solicited personally, by mail, by telephone, or via internet; by our directors, officers, or other regular employees without remuneration other than regular compensation. We will request brokers and other fiduciaries to forward proxy materials to the beneficial owners of shares of common stock that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

CORPORATE GOVERNANCE

TTEC is committed to best practices in corporate governance. The Company is governed by our Board of Directors. The role of the Board and the Board Committees include:

●	Oversight of the Company’s management;
●	Appointment of the Chief Executive Officer;
●	Goal setting for and overseeing performance of the Company’s executive management team;
●	Management succession planning;
●	Oversight of effective corporate governance, including selecting and recommending for stockholders’ approval nominees for the Board of Directors;
●	Annual assessment of Board performance;
●	Board succession planning;
●	Forming and staffing Board Committees;
●	Review and oversight of the development and implementation of the Company’s annual strategic, financial, and operational plans and budgets;
●	Oversight of the Company’s impact and sustainability practices, including the progress that it makes against its environmental stewardship and diversity, equity, and inclusion commitments;
●	Assessment and monitoring of Company’s risk and risk management practices;
●	Oversight of TTEC’s cybersecurity programs and protection of TTEC data and data of TTEC clients, their customers, and the Company’s employees;
●	Review and approval of significant corporate actions;
●	Monitoring of processes designed to assure TTEC’s integrity and transparency to its stakeholders, including financial reporting, compliance with legal and regulatory obligations, maintenance of confidential channels to report concerns about violations of laws and policies, and protection against reprisals for those who report such violations; and
●	Oversight of the relationship between the Company and its stockholders.

Board Leadership Structure

Our Board is led by TTEC’s founder, Kenneth D. Tuchman, who serves as the Chairman of the Board. Mr. Tuchman is also TTEC’s Chief Executive Officer. The Board retains the flexibility to determine from time to time whether the position of the Chief Executive Officer and the Chairman of the Board should be combined or separated, whether an independent director should serve as Chairman of the Board, and whether to appoint a lead independent director to serve as a liaison between independent directors and the Chairman.

At present, the Board believes that the Company is best served by having Mr. Tuchman serve as both the Chairman of the Board and Chief Executive Officer of TTEC. The Board’s view is based on the facts that Mr. Tuchman beneficially owns 58.3% of the outstanding equity in the Company, has a unique insight into the Company’s CX solutions strategy as an industry innovator and the Company founder, and is intimately involved in the day-to-day strategic direction of the Company.

Since the size of the Company’s Board is relatively small and each independent director has unrestricted access to Mr. Tuchman and the Company’s management, the independent members of the Board do not currently perceive the need for an appointment of a lead independent director. Our Board also believes that appointing a lead independent director may serve to create a potential conflict among the directors and interfere with the current collaborative environment in the boardroom that permits the Board to leverage the knowledge and experience of each Board member to drive strategic initiatives necessary to support the Company’s transformation from a business process outsourcing service provider to an integrated customer engagement technology and digital solutions provider.

With the exception of Mr. Tuchman, all of TTEC’s other directors are independent. In addition, there are no family relationships among any director, executive officer, or any person nominated or chosen by us to become a director.

The Board is aware of the potential conflicts that may arise in having Mr. Tuchman, the Company’s largest and controlling stockholder, serve as the Chairman of the Board, but believes that there are adequate governance safeguards in place to mitigate such risks. Such safeguards include, but are not limited to:

●	The Board and Board Committees hold executive sessions comprised entirely of the independent directors.
●	During 2024, seven/six of our eight/seven directors were independent on our Board.[1]
●	Our Compensation Committee of the Board, comprised entirely of independent directors, makes all executive management compensation determinations based on the individual manager’s performance and input from independent compensation consultants.
●	Our Compensation Committee of the Board retains an independent compensation consultant when it deems it appropriate.
●	Our Board members have unrestricted access to independent consultants, including legal counsel.
●	Our Board members and executives have a shareholding guideline consistent with industry best practices.
●	Our Board performs an annual self-assessment and acts on the findings.
●	Our Board Committees perform periodic self-assessments and act on the findings.
●	Our Board published Corporate Governance Guidelines to communicate to the stockholders and other stakeholders how the Company is governed.

Although we qualify as a “controlled company” under the listing rules of the NASDAQ stock market, the Company elects not to avail itself of governance exceptions available to “controlled companies” under these rules. Specifically, a majority of our Board of Directors is independent and our Nominating and Governance Committee of the Board and Compensation Committee of the Board are comprised solely of independent directors, even though the Company is exempt from these corporate governance requirements as a controlled company.

Lastly, our Board has demonstrated the independence necessary to address potential conflicts of interest through the use of special ad hoc committees to address specific matters when they arise or requesting that the Chairman abstain from deliberations and voting on certain decisions that may represent a conflict with his controlling stockholdings in the Company.

Board Participation in 2024
● 10 Board meetings held in 2024
● Each director attended at least 80% of all Board and committee meetings where the director is a member, either in person or virtually
● All directors attended our Annual Meeting of Stockholders in 2024. Although the Company does not require the directors to always attend the Annual Meeting of Stockholders, the directors are encouraged to do so; and most attend the Meetings regularly.

1.	For most of 2024, TTEC Board of Directors consisted of eight members. In September 2024, Ms. Ekta Singh-Bushell, an independent director, stepped down from TTEC’s Board of Directors to pursue other opportunities. Thereafter, the TTEC Board of Directors consisted of seven members, six of whom were independent directors.

Board Risk Oversight

While our executive officers are responsible for day-to-day management of risk at TTEC, our Board oversees and monitors our Enterprise Risk Management (ERM), regulatory compliance, impact and sustainability initiatives, technology resilience and cybersecurity, business continuity, and financial disclosure practices, in the course of its ongoing review of the Company’s strategy, business plans, risk management, and financial reporting programs. The Board recognizes that certain risk-taking is essential for any company to stay competitive. It is the view of the Board, however, that the risk-taking must be reasoned and measured, and must be evaluated and mitigated appropriately.

In 2024, the Board’s ERM oversight primarily focused on, but was not limited to, the following areas:

(i)	the Company’s strategy and long-term growth plans;

(ii)           financial stability and liquidity of our business;

(iii)          technology resilience and stability of TTEC information technology platforms;

(iv)               cybersecurity preparedness and incident response;

(v)                 risks inherent in our work from home service delivery;

(vi)               crisis management, business continuity planning, emergency preparedness, critical incident response, and disaster recovery planning and execution;

(vii)              risks arising from the complexities of the regulatory compliance framework that affects TTEC’s regulated business around the globe;

(viii)             the service delivery effectiveness of the Company’s business segments;

(ix)              monitoring of the evolving micro- and macro-economic conditions in the market place, in general, and in the Company’s industry in particular, and how such changes may impact the Company’s clients and, indirectly, impact TTEC business volume and liquidity; and

(x)	deployment of AI into our solutions to maintain technology relevance in the market place.

The responsibility for managing each of these high-priority risk areas, as identified by the ERM process, was assigned to one or more members of the Company’s executive leadership team. The Board has delegated the oversight of certain categories of risk management to designated Board Committees, which periodically report to the Board on matters related to the specific areas of risk they oversee.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Enterprise risk management structure; strategic risk associated with TTEC’s business plan; litigation that may have material financial or reputational impact on the Company; significant capital transactions, including M&A, technology investment and divestitures; capital structure risks; cybersecurity and cybersecurity incident response; risks specific to the use of artificial intelligence; service delivery effectiveness; and CEO succession planning.
Audit Committee	Risks related to financial reporting, disclosure, and related controls; risks specific to our geographic footprint; major financial exposure risks; risks inherent in the Company’s regulatory compliance framework around the world; risks arising from macro- and micro-economic volatility; currency exposure risks; risks specific to our cost structure; and liquidity risks.
Compensation Committee	Executive recruiting, retention, and succession planning; compensation policies and practices, including incentive compensation; and health and wellness benefits programs. Assessment of the risks associated with compensation policies and practices applicable to TTEC’s employees to determine if such policies and practices are reasonably likely to have a material adverse effect on TTEC and its financial performance. Employee engagement and turnover risks and the Company’s commitment to managing its workforce lawfully and respectfully.
Nominating and Governance Committee	Corporate governance risks; effectiveness of the Board’s and its committees’ performance; senior management and Board succession planning; conflicts of interest; director independence and competencies; executive management succession; risks specific to crisis management and response; climate risks specific to our business; and impact and sustainability-related risks.
Security and Technology Committee	Risk management oversight of the Company’s technology resilience, including cybersecurity initiatives designed to protect the Company’s IT infrastructure and data; practices and stability of our technology platforms used to support our business and services delivered to our clients; data governance risks; the Company’s incident response and continuity and disaster recovery practices; and risks specific to the evolving use of artificial intelligence in the Company’s business.

The Board and its committees periodically request and receive comprehensive reports from Digital and Engage business segments and key Company functions (including finance, treasury, tax, legal and regulatory compliance, information security, people and culture, and risk management), and have the opportunity to assess risk exposures to the business in these specific functional areas. In addition to the Company’s ERM and internal audit processes, the Board and the Audit Committee monitor and oversee the Company’s periodic assessment of the effectiveness of its internal controls over financial reporting.

To ensure that the Company’s compensation practices and policies do not have a material adverse effect on the Company and its business, the Compensation Committee of the Board annually reviews TTEC’s executive compensation programs for inherent risks and alignment with the Company’s objectives. The Committee receives periodic reports from the Company’s people and culture and legal departments on steps that TTEC takes to anticipate and mitigate any potential risks in long- and short-term incentive and performance-based compensation programs. The Compensation Committee of the Board believes that executive compensation should be contingent on performance relative to targets and business plans. It expects TTEC senior executives to achieve these targets in a manner consistent with TTEC’s values, ethical standards, and policies. The Board engages in periodic discussions with management on how to maximize executives’ performance through compensation incentives without creating unreasonable risks to the business. For additional information on TTEC compensation program risks, please review the section titled “Compensation Discussion and Analysis” in these proxy materials.

Communications with The Board

The Board established a process for stockholders and other interested parties to communicate with the Board or any directors by requesting that all communication be sent via email to corporatesecretary@ttec.com or to the following address:

Board of Directors

c/o Corporate Secretary

TTEC Holdings, Inc.

100 Congress Avenue, Suite 1425

Austin, TX 78701

Since most members of the TTEC leadership team, including the Corporate Secretary, work hybrid schedules where they attend meetings and plenary sessions in the offices while performing most of their day-to-day functions remotely working from home, communication via email through the corporatesecretary@ttec.com dedicated mailbox may be a more reliable method to connect with our Board of Directors as there can be no assurance that physical mail delivery would be monitored on a daily basis. The Corporate Secretary reviews all communications addressed to the Board and shares them with the Board Chair and the Chair of the Nominating and Governance Committee of the Board, as long as they are not offensive or inappropriate. Offensive and inappropriate communications, if any, are mentioned as received at the regularly scheduled Nominating and Governance Committee of the Board meetings but are not distributed to directors, unless the Chair of the Nominating and Governance Committee of the Board specifically directs for them to be distributed.

Board Committees

The following table outlines the composition of each of our Board Committees during 2024:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Security and Technology Committee	Executive Committee
Kenneth D. Tuchman					Chair
Steven J. Anenen	✓		✓	Chair, as of September 2024	✓
Tracy L. Bahl		Chair			✓
Gregory A. Conley	Chair	✓		✓
Robert N. Frerichs	✓	✓	Chair		✓
Marc L. Holtzman			✓
Gina L. Loften		✓		✓
Ekta Singh-Bushell[1]	✓		✓	Chair, through September 2024

1.	Ms. Singh-Bushell was an independent member of our Board and a member of the Audit Committee of the Board, the Nominating and Governance Committee of the Board, and the Security & Technology Committee of the Board, which she chaired through September 2024, when she stepped down from TTEC’s Board of Directors to pursue other opportunities. Mr. Anenen took over as the chair of the Security & Technology Committee of the Board after Ms. Singh-Bushell’s departure. No other changes in the membership of the Committees of the Board occurred due to Ms. Singh-Bushell’s departure.

The Nominating and Governance Committee of the Board, with input from the Board Chairman, periodically reviews Committee membership and chairmanships and makes adjustments as needed to address the needs of the business, appropriately leverage Board members’ expertise, and provide important development opportunities to Board members as part of its longer-term succession planning for the Board.

Audit Committee

The Audit Committee of the Board operates under the Audit Committee charter adopted by our Board and available at ttec.com/investors/corporate-governance/ (“Corporate Governance” under the “Investors” tab on our public website ttec.com). It is responsible for, among other things:

●	Assisting the Board in its oversight of the integrity of TTEC’s financial statements including any critical audit matters;
●	Overseeing the adequacy of internal controls over our financial reporting and disclosure processes;
●	Selecting, evaluating, and appointing the independent registered public accounting firm, including assessing the registered public accounting firm’s independence and qualifications;
●	Reviewing and approving all non-audit services performed by the independent registered public accounting firm;
●	Overseeing the activities and processes of the TTEC internal audit department;
●	Overseeing TTEC’s ethics program and its confidential hotline process, including reviewing the establishment of and compliance by employees and executives with the Company’s employee code of conduct, Code of Ethics: How TTEC Does Business and the Company’s Ethics Code for Executive and Financial Officers;
●	Overseeing investigations into any matters within the Audit Committee’s scope of responsibility;
●	Overseeing the Company’s enterprise business risk process;
●	Reviewing and approving all related-party transactions; and
●	Overseeing business continuity and disaster recovery plans and practices of the Company.

In 2024, the members of the Audit Committee of the Board included Gregory A. Conley (Chair), Robert N. Frerichs, Steven J. Anenen, and Ekta Singh-Bushell (through September 27, 2024). Throughout 2024, each Committee member was “independent” in accordance with the NASDAQ Stock Market Rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”).

Our Board determined that Mr. Conley, Mr. Frerichs, Ms. Singh-Bushell, and Mr. Anenen each qualify as an “audit committee financial expert” within the meaning of the SEC rules. Mr. Conley’s relevant experience includes his experience as a chief executive officer and director of several public and private companies, and his tenure as the chair of the TTEC Audit Committee of the Board since May 2014. Mr. Frerichs’ relevant experience includes his CPA credentials, his role as chair of one of the largest public consultancies in the world, his career in audit and risk management, and his tenure on the audit committees of several companies. Ms. Singh-Bushell’s relevant experience includes her CPA credentials, her tenure as a member of several audit committees for public companies, and her two decades of experience working for a global public accounting and consultancy firm. Mr. Anenen’s relevant experience includes his experience as a chief executive officer and director of several public and private companies, and his tenure as a member of the TTEC Audit Committee of the Board.

The Audit Committee of the Board oversees TTEC’s disclosure processes. These processes are established to ensure accurate and complete financial reporting and to identify timely any potential issues that could impact TTEC’s accounting, financial reporting, and effectiveness of its internal controls. The Committee also established procedures for, and oversees receipt and treatment of, confidential (including anonymous) submissions by TTEC employees of concerns about the Company’s accounting, internal control, and auditing practices. The Audit Committee of the Board reviews and assesses the matters raised through these reporting channels and monitors management’s response to these reports, engaging when warranted.

The Audit Committee of the Board evaluates the independence, qualifications, and performance of TTEC’s internal audit function and annually approves the Company’s internal audit plan. The Committee also discusses with management TTEC’s risk assessment and management practices; the Company’s major financial, operational, and regulatory risk exposures; and the steps management has taken to monitor and mitigate such exposures to be within the Company’s risk tolerance levels.

During 2024, the Audit Committee of the Board held four regularly scheduled meetings and four special meetings. The Audit Committee of the Board reviews and assesses the adequacy of its charter, and revises it, if appropriate, on an annual basis.

Compensation Committee

The Compensation Committee of the Board operates under the Compensation Committee charter adopted by our Board and available at ttec.com/investors/corporate-governance/ (“Corporate Governance” under the “Investors” tab on our public website ttec.com). It is responsible for, among other things:

●	Reviewing performance goals and approving the annual salary, incentives, and all other compensation for each NEO and executives reporting directly to the Company’s Chief Executive Officer, including any employment arrangements and change in control agreements with such officers;
●	Reviewing and approving compensation programs for independent Board members;
●	Reviewing and approving material employee benefit plans (and changes to such plans);
●	Reviewing and evaluating risks associated with the Company’s compensation programs;
●	Adopting and administering various equity-based incentive plans; and
●	Overseeing the Company’s programs focused on employees’ engagement, development, and retention.

In 2024, the members of the Compensation Committee of the Board included Tracy L. Bahl (Chair), Gregory A. Conley, Robert N. Frerichs, and Gina L. Loften. During 2024, each member of the Committee was “independent” (as defined under the NASDAQ Stock Market Rules and Rule 10C-1(b)(1) under the Exchange Act) and a “non-employee director” (as defined in Rule 16b-3 under the Exchange Act).

During 2024, the Compensation Committee of the Board held four regularly scheduled meetings and three special meetings and approved three matters through the unanimous written consent process. The Compensation Committee of the Board reviews and assesses the adequacy of its charter, and revises it, if appropriate, on an annual basis.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board operates under the Nominating and Governance Committee charter adopted by our Board and available at ttec.com/investors/corporate-governance/ (“Corporate Governance” under the “Investors” tab on our public website ttec.com). It is responsible for, among other things:

●	Overseeing and managing the Board of Directors’ overall governance practices;
●	Identifying and recommending to our Board qualified candidates to stand for election to the Board (or be appointed pending the election at the Annual Stockholders Meeting);
●	Overseeing development and succession planning for executive officers and the Board of Directors of the Company;
●	Overseeing TTEC’s corporate governance, including the evaluation of the Board and its committees’ performance and processes, and assignment and rotation of Board members to various committees; and
●	Overseeing TTEC’s Impact and Sustainability initiatives and reporting.

During 2024, the members of the Nominating and Governance Committee of the Board included Robert N. Frerichs (Chair), Ekta Singh-Bushell (through September 27, 2024), Steven J. Anenen, and Marc L. Holtzman. Each Committee member was “independent” in accordance with the NASDAQ Stock Market Rules.

During 2024, the Nominating and Governance Committee of the Board held four regularly scheduled meetings. The Nominating and Governance Committee of the Board reviews and assesses the adequacy of its charter, and revises it, if appropriate, on an annual basis.

Security and Technology Committee

The Security and Technology Committee of the Board operates under the Security and Technology Committee charter adopted by our Board and available at ttec.com/investors/corporate-governance/ (“Corporate Governance” under the “Investors” tab on our public website ttec.com). It is responsible for, among other things:

●	Overseeing the risk management of the Company’s security practices, resiliency capabilities, and strategic plans of the Company’s technology used to support its business and deliver services to its clients;
●	Overseeing the practices and controls that management uses to identify, manage, and mitigate risks related to cybersecurity, disaster recovery, cyber event management and response, fraud and physical security, and data governance;
●	Reviewing management’s crisis preparedness, incident response, and business continuity plans, and the Company’s disaster recovery plans, capabilities, and testing practices;
●	Reviewing the outcomes of the Company’s internal and third-party security compliance audits;
●	Reviewing evolving risks specific to the use of artificial intelligence in the Company’s business and client offerings;
●	Reviewing, periodically, risk assessments relevant to the Company’s security and technology conducted by, or on behalf of, the Company;
●	Reviewing the Company’s security risk mitigation strategies including risk transfer (through insurance programs or otherwise); and
●	Addressing any other matters as the Committee members determine relevant to the Committee’s oversight of the Company’s security and technology risk management practices.

During 2024, the members of the Security and Technology Committee of the Board included Ekta Singh-Bushell (Chair through September 27, 2024), Gregory A. Conley, Gina L. Loften, and Steven J. Anenen (Chair beginning September 28, 2024).

During 2024, the Security and Technology Committee of the Board held three regularly scheduled meetings. The Security and Technology Committee of the Board reviews and assesses the adequacy of its charter, and revises it, if appropriate, on an annual basis.

Executive Committee

The Board’s Executive Committee is a standing committee of the Board appointed to take certain action, between regularly scheduled Board meetings that are otherwise reserved to the full Board, under a delegation of authority from the Board. All actions taken by the Executive Committee of the Board are reported to and reviewed by the full Board at the Board meeting immediately following the action taken. The Executive Committee of the Board is authorized to consider and approve, among other things:

●	Mergers, acquisitions, and divestiture transactions at a level in excess of management’s authority of up to $35M but below a certain specific authority limit of up to $150M designated by the Board, provided that such transactions are not inconsistent with TTEC’s overall strategy as approved by the Board; any mergers, acquisitions, and divestiture transactions in excess of this $150M threshold are exclusively reserved to the full Board;
●	Capital expenditure transactions at a level in excess of management’s authority of up to $35M but below a certain specific authority limit of up to $150M designated by the Board, provided that such transactions are consistent with the annual business plan approved by the Board; and
●	Funding for the share repurchase program, up to $75M but no more than $25M per quarter, if needed between the regularly scheduled Board meetings.

During 2024, the members of the Executive Committee of the Board included Kenneth D. Tuchman (Chair), Tracy L. Bahl, Steven J. Anenen, and Robert N. Frerichs.

The Executive Committee of the Board held no meetings during 2024.

Ethics Code for Executive and Financial Officers

We have adopted an Ethics Code for Senior Executive and Financial Officers that guides the behavior of our senior executives and financial officers beyond our code of business conduct that applies to all employees, including our Chief Executive Officer, Chief Financial Officer, chief executive officers leading each of our business segments, General Counsel, Treasurer, Global Controller, senior accounting and finance executives who support our business segments, financial directors, and any person performing similar functions. The Ethics Code for Senior Executive and Financial Officers is available on our website at ttec.com/investors/corporate-governance/ (“Corporate Governance” under the “Investors” tab on our public website ttec.com) and we intend to disclose any waiver of, or amendments to, the Ethics Code for Senior Executive and Financial Officers on our website. You may also obtain a copy of the document without charge via email at corporatesecretary@ttec.com or by writing to:

TTEC Holdings, Inc.

100 Congress Avenue, Suite 1425

Austin, TX 78701

Attention: Corporate Secretary

In addition to our Ethics Code for Senior Executive and Financial Officers, TTEC also has a code of business conduct (Ethics Code: How TTEC Does Business). This document mandates rules of ethical business conduct for all TTEC employees, members of our Board of Directors, and our suppliers and partners, including our executives and financial officers. We maintain a confidential third-party operated hotline, where employees can seek guidance or report concerns about possible violations of laws, our policies, or either of the ethics codes, including any concerns about financial reporting, misconduct, or fraud.

Director Compensation Overview

During 2024, the independent directors’ compensation was as follows:

●	An annual retainer of $75,000;
●	Additional annual retainer fees for Board Committee service as follows:

Chair of Audit Committee	$ 27,000
Members of Audit Committee	$ 13,500
Chair of Compensation Committee	$ 20,000
Members of Compensation Committee	$ 10,000
Chair of Nominating and Governance Committee	$ 15,000
Members of Nominating and Governance Committee	$ 7,500
Chair of the Security and Technology Committee	$ 15,000
Members of the Security and Technology Committee	$ 7,500
●	An annual grant of $190,000 of restricted stock units in TTEC stock, based on the fair market value of our common stock on the grant date. The annual grant of restricted stock units vest on the earlier of the first anniversary of the grant date or the date of the succeeding year’s Annual Meeting of Stockholders, or any change-in-control event (as defined in the relevant restricted stock unit agreement).

The employee director(s) do not receive additional compensation for their Board service.

The following table summarizes the actual compensation earned by independent directors during 2024 without regard to how it was paid:

Name	Fees Earned or Paid in Cash ($)[3]	Stock Awards ($)[1]	Total ($)
Steven J. Anenen	$102,470	$189,999	$292,469
Tracy L. Bahl	$95,000	$189,999	$284,999
Gregory A. Conley	$119,500	$189,999	$309,499
Robert N. Frerichs	$113,500	$189,999	$303,499
Marc L. Holtzman	$82,500	$189,999	$272,499
Gina L. Loften	$92,500	$189,999	$282,499
Ekta Singh-Bushell[2]	$83,250	$189,999	$273,249

1.	Reflects the aggregate grant date value of 2024 non-employee director restricted stock unit awards for financial statement reporting purposes determined in accordance with the guidance in Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). For information regarding assumptions used to compute grant date value with respect to the restricted stock unit awards, see Section 19 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024. Each 2024 non-employee director restricted stock unit award covered 29,503 shares of TTEC stock, with the number of shares calculated by taking the intended value of $190,000 divided by the $6.44 per share closing price of our common stock on the date of grant and rounding down to the nearest whole number of shares. There is no assurance that the not-yet-vested equity awards would perform at the value at the time of the grant. For example, the RSU equity granted in 2024 has a materially lower market value as of the date of this Proxy Statement. As of December 31, 2024, each independent director, except Ms. Singh-Bushell, held 29,503 unvested restricted stock unit awards. Ms. Singh-Bushell’s unvested RSUs were forfeited as of the date of her departure from TTEC’s Board.
2.	In June 2024, Ms. Singh-Bushell announced her intent to resign as a member of the Company’s Board of Directors effective immediately following the September 2024 scheduled meetings. Upon her resignation effective date, her outstanding restricted stock units representing 29,503 TTEC shares were cancelled.
3.	In connection with the potential take-private transaction discussed in the Recent Developments section of this Proxy, the Special Committee of the Board was formed to consider the Non-Binding Proposal. Mr. Anenen, Mr. Bahl, Mr. Conley, and Mr. Frerichs are the members of this Special Committee of the Board. On November 4, 2024, the Board approved additional compensation for members of the Special Committee of the Board as follows: the chair of the Special Committee of the Board was to receive a retainer fee in the amount of $40,000 and an additional monthly fee of $20,000 up to an aggregate total compensation of $160,000; and the other members of the Committee were to receive a retainer fee of $30,000 and an additional monthly fee of $15,000 up to an aggregate total compensation of $120,000. For the Special Committee of the Board services through December 31, 2024, in addition to all other fees paid by the Company to the Board members, Mr. Anenen, Mr. Bahl, and Mr. Frerichs were each paid $75,000, and Mr. Conley, as the chair of the Special Committee of the Board, was paid $100,000. On April 3, 2025, the Board approved the following changes to the compensation for the members of the Special Committee of the Board: effective April 1, 2024, the Special Committee chair’s compensation would be $15,000 per month and the other Special Committee of the Board members’ compensation would be $12,000 per month until such time as the Special Committee of the Board is dissolved.

In February 2024, the Board of Directors of TTEC Holdings, Inc., on the recommendation of the Compensation Committee of the Board, determined not to change the compensation arrangements for the independent directors of the Company for the 2024/2025 board cycle beginning in May 2024. The decision was based on a peer group and market data analysis.

In December 2024, the Compensation Committee of the Board recommended, and the Board of Directors agreed, to postpone a competitive pay review for the 2025/2026 board cycle until after the Board completes its consideration of the potential take-private transaction.

AUDIT COMMITTEE REPORT

The TTEC Audit Committee of the Board (the “Audit Committee”) is comprised entirely of independent directors who meet the independence requirements of the U.S. Securities and Exchange Commission (the “SEC”) and NASDAQ Stock Market’s Listing Rules. TTEC’s Board of Directors has determined that at least three members of the Audit Committee have accounting and other relevant financial management expertise, and, therefore, qualify as “audit committee financial experts,” as that term is defined by the SEC. The Audit Committee operates pursuant to a charter that is reviewed annually and updated to comply with the relevant regulatory requirements. The Audit Committee charter was most recently reviewed and updated in May 2024 and is available in the Investor Relations section of our website at https://investors.ttec.com/static-files/081c5dc8-a944-4805-b2ab-d20675ca20a4.

In performing its functions, the Audit Committee acts in an oversight capacity. The Committee is responsible for overseeing TTEC’s financial reporting processes and internal control structure on behalf of the Company’s Board of Directors, while management is responsible for the preparation, presentation, and integrity of the financial statements, and the effectiveness of TTEC’s internal controls over financial reporting. TTEC’s independent auditor, PricewaterhouseCoopers LLC (“PwC” or the “Auditor”), is responsible for auditing TTEC’s financial statements and providing an opinion on the conformity of TTEC’s consolidated financial statements with generally accepted accounting principles and on the effectiveness of TTEC’s internal control over financial reporting.

In 2024, the Audit Committee met eight times. The Audit Committee’s agenda for each meeting was set by the Committee’s chairperson in consultation with and on the recommendation of TTEC’s acting Chief Financial Officer. During the meetings, the Audit Committee met with the senior members of TTEC’s financial management team, and, when appropriate, had separate executive sessions with TTEC’s Chief Financial Officer, PwC, TTEC General Counsel, and the Head of Internal Audit to discuss financial management, legal and compliance matters, accounting, IT controls and system dependencies, the status of internal and external audits, and internal control issues.

As part of its oversight function, the Audit Committee reviews TTEC’s quarterly and annual reports on Form 10-Q and Form 10-K prior to their filing with the SEC and has detailed discussions with management about the quality and reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, the Audit Committee asks for management’s representations and reviews certifications prepared by TTEC’s Chief Executive Officer and Chief Financial Officer that the unaudited quarterly and audited annual consolidated financial statements of the Company fairly represent, in all material respects, the financial condition, results of operations, and cash flows of TTEC.

In 2022, the Committee transferred its cybersecurity, technology resilience, and critical incident response planning oversight responsibilities to a then newly created Security & Technology Committee of the Board, staffed with Board members who have special expertise on the issues of cybersecurity and technology, and technology-related risk management. The Audit and Security & Technology Committees of the Board have overlapping members and exchange information regularly, especially in connection with information technology controls that are relevant to internal controls over financial reporting. During 2024, the Audit Committee continued to oversee TTEC’s evolving strategy for its enterprise resources planning (ERP) systems and the professional services automation (PSA) platforms and how they support the Company’s internal controls over financial reporting and the accuracy and reliability of its financial reporting. During the year, the Audit Committee also received periodic status reports on the effectiveness of the Company’s treasury function, including the Company’s liquidity; its foreign exchange exposure management; the impact on the Company due to changes in interest rates; its tax function and its global tax planning practices; the Company’s acquisition integration activities; and its investor relations activities.

Further in 2024, the Audit Committee periodically reviewed TTEC’s Enterprise Risk Management program and steps that the Company had taken to execute against its risk management priorities. The Committee’s risk oversight continued to focus on strategy execution in the uncertainty of volatile macroeconomic conditions, regulatory and business continuity risks specific to the distributed work-from-home environment, the impacts on the business due to the rapidly evolving artificial intelligence offerings, and business-as-usual risks critical to the business, including the competitiveness of the Company’s technology solutions, M&A execution and integration effectiveness, fraud in the business, the risks inherent in the complexities of the Company’s international operations, and regulatory compliance framework that affects TTEC’s business.

During 2024, the Committee was particularly focused on supporting the Company in managing its liquidity risks and its compliance with the covenant obligations under its credit facility. The Committee provided important oversight in connection with the Company’s amendment of its credit facility to provide the flexibility necessary to manage the business effectively.

The Audit Committee also monitored, throughout the year, the Company’s confidential hotline activities, focusing on procedures that the Company has in place for confidential submission of employee concerns about accounting, financial reporting practices and internal controls, possible violations of laws and policies, and other concerns about the business. The Committee also periodically reviewed the processes that the Company uses to ensure that the Company’s employees are familiar with its code of business conduct (Ethics Code: How TTEC Does Business), the Ethics Code for Senior Executive and Financial Officers, and the training that the Company provides on these codes of conduct and Company values.

The Audit Committee periodically reviews the rules and regulations adopted, from time to time, by the Public Company Accounting Oversight Board (the “PCAOB”) and works with the Auditor to ensure that its opinion conforms with these requirements. During 2024, the Audit Committee discussed with the Auditor those matters that are required to be discussed under the applicable requirements of the PCAOB and the SEC and received required written disclosures and the letter from the Auditor required by the applicable requirements of the PCAOB regarding the Auditor’s communication with the Audit Committee concerning the Auditor’s independence.

As part of its oversight responsibilities, the Audit Committee also oversees TTEC’s annual audit by its independent auditor, PwC, including the Auditor’s audit approach, audit plan, and critical audit matters; and whether the provision of minor non-audit services is appropriate given the Auditor’s independence. The Audit Committee also works with the Auditor to make sure that the PwC audit team that serves TTEC has the appropriate level of professional expertise to oversee the conduct of the TTEC annual independent audit and is appropriately supported by PwC partners with specific experience in key countries where TTEC does business, and by other PwC subject matter experts as necessary.

Each year, the Audit Committee evaluates the performance of PwC and its senior engagement team and determines whether to re-engage the Auditor for the coming year. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the Auditor, the Auditor’s global capabilities, the Auditor’s technical expertise including innovation and technologies that the Auditor uses to provide its services to the Company, the Auditor’s tenure as TTEC’s independent auditor, its knowledge of the Company’s global operations and industry, the competitiveness of the Auditor’s pricing for the services, and the quality of the Auditor’s interactions with the Audit Committee of the Board. Based on this evaluation, the Audit Committee decided to engage PwC as TTEC’s independent auditor for the year ending December 31, 2024. This appointment was ratified by TTEC stockholders at the 2024 Annual Stockholders Meeting.

The Audit Committee also considered the fees that PwC charged the Company for services in 2024 and determined them to be reasonable and adequate to ensure a comprehensive audit. In 2024, PwC’s total fees were $4.4 million, a $0.4 million increase year over year. The fee increase reflects inflationary pressures and the additional IT and goodwill impairment testing.

In accordance with SEC rules, the Auditor’s engagement partner for TTEC is subject to the five-year rotation requirement. In 2023, a new PwC engagement partner joined the TTEC independent audit team and, assuming satisfactory performance and the continuing engagement of PwC as the TTEC’s independent audit, the current engagement partner’s rotation period will end effective with the annual audit for the period ending December 31, 2027, rotating off the Company’s account in 2028 after the filing of the annual report on Form 10-K. The Audit Committee works closely with PwC to assure an appropriate succession planning for an orderly transition when the engagement partner’s rotation period ends, or if the partner leaves TTEC’s engagement for other reasons.

The Audit Committee reviewed and discussed with management TTEC’s audited annual consolidated financial statements for the year ended December 31, 2024. Based on this review, discussions with management, and in reliance on the reports and opinions of the Auditor, the Audit Committee unanimously recommended to the TTEC Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Although the Audit Committee has the sole authority to appoint the independent auditor, the Committee will continue its long-standing practice of recommending that the Board ask the stockholders, at the Annual Stockholders Meeting, to ratify the appointment of the independent auditor for the coming year (for more information see Proposal No. 2 on page 67).

Audit Committee
Gregory A. Conley, Chair
Robert N. Frerichs
Steven J. Anenen

STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT, AND CERTAIN BENEFICIAL OWNERS

The table below sets forth the beneficial ownership of TTEC stock for the following persons and entities as of March 31, 2025:

●	Each person or entity known to us to beneficially own more than 5% of our outstanding common stock;
●	Each of the directors on our Board;
●	Each of our Named Executive Officers; and
●	All of our current directors and executive officers as a group.

We have determined beneficial ownership in accordance with the SEC rules. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and/or investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 47,804,123 shares of common stock outstanding as of March 31, 2025. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity in accordance with the SEC rules, we deemed outstanding shares of common stock: (1) subject to stock options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2025; and (2) issuable upon the vesting of restricted stock units (RSUs) or performance-based restricted stock units (PRSUs) within 60 days of March 31, 2025. In accordance with the SEC rules, we did not deem outstanding these two categories of shares of common stock for the purpose of computing the percentage ownership of any other person or entity.

The information provided in the table is based solely on our records, and information filed with the SEC with respect to the owners of our shares of common stock, except where otherwise noted. Unless otherwise indicated, the address of each beneficial owner listed in the table is c/o TTEC Holdings, Inc., 100 Congress Avenue, Suite 1425, Austin, TX 78701.

	Shares Beneficially Owned
Name of the Beneficial Owner	Common Stock		Options Vested and Options and RSUs Vesting Within 60 Days of March 31, 2025	Total Beneficial Ownership as of March 31, 2025		Percent of Class
5% Stockholders
Kenneth D. Tuchman	27,853,207	[1]	-	27,853,207	[1]	58.3%
Executive Officers, Directors
Kenneth D. Tuchman	27,853,207	[1]	-	27,853,207	[1]	58.3%
Steven J. Anenen	27,811		29,503	57,314		*
Tracy L. Bahl	23,917		29,503	53,420		*
Gregory A. Conley	23,007		29,503	52,510		*
Robert N. Frerichs	24,132		29,503	53,635		*
Marc L. Holtzman	43,986[2]		29,503	73,489[2]		*
Gina L. Loften	10,177		29,503	39,680		*
Margaret B. McLean	56,593		9,384	65,976		*
David J. Seybold	16,648		13,964	30,611		*
Kenneth “Kenny” R. Wagers	42,789		-	42,789		*
All directors, director nominees and executive officers as a group (10 persons)	28,122,267		200,366	28,322,633		59.2%

*       Less than 1%.

1.	Includes 27,843,207 shares subject to sole voting and investment power, and 10,000 shares with shared voting and investment power. The shares with sole voting and investment power consist of: (i) 6,526,401 shares held by Mr. Tuchman; (ii) 14,766,806 shares held by a limited liability partnership controlled by Mr. Tuchman; and (iii) 6,550,000 shares held by a revocable trust controlled by Mr. Tuchman. The shares with shared voting and investment power consist of 10,000 shares owned by Mr. Tuchman’s spouse. Mr. Tuchman is the beneficial owner of 58.3% of the shares of common stock entitled to vote at the meeting.
2.	Includes 39,211 shares held by Mr. Holtzman directly and 4,775 shares held for Mr. Holtzman’s spouse and minor children.

TTEC Hedging/Pledging Restrictions

The Company’s insider trading policy prohibits its directors, officers, employees, and members of the TTEC supply chain from engaging in hedging and pledging transactions with TTEC securities. Under the policy, TTEC’s Chairman of the Board and Chief Executive Officer, who is the Company’s controlling stockholder, is permitted to pledge his stockholdings, with prior review and approval of the TTEC Board of Directors, provided such pledge does not involve a material portion of his overall holdings.

RELATED-PARTY TRANSACTIONS

In accordance with our Related-Party Transaction Policy, the Audit Committee of the Board is responsible for review and approval of transactions required to be disclosed as a “related-party” transaction under applicable law, including the SEC rules (generally, transactions involving amounts in excess of $120,000 in which a related person has a direct or indirect material interest). TTEC management monitors all related-party transactions, and reports about their status to the Audit Committee quarterly. TTEC executive officers and directors complete a questionnaire during the first quarter of each fiscal year, in which they provide information about the terms of all their related-party transactions (as defined in Item 404(a) of Regulation S-K) that occurred during the prior year and that are expected to occur during the current year. In reviewing related-party transactions, the Audit Committee of the Board considers whether these transactions are executed at “arms-length” by reviewing all relevant facts and circumstances, including among others, the commercial reasonableness of the terms, the actual and perceived benefit to the Company, opportunity costs of alternate transactions, the materiality and character of the related-party’s interest, the actual and apparent conflict of interests, the impact on a director’s independence (if the related-party is a director, an immediate family member of a director, or an entity controlled by a director), and the terms on which a similar transaction can be secured from unrelated third parties.

During 2024, TTEC has undertaken the following related-party transaction(s) with prior approval of the Audit Committee of the Board:

The Company entered into an agreement under which Avion, LLC (Avion) and Airmax LLC (Airmax) provide certain aviation flight services as requested by the Company. Such services include the use of an aircraft and flight crew. Kenneth D. Tuchman, Chairman and Chief Executive Officer of the Company, has an indirect 100% beneficial ownership interest in Avion and Airmax. During 2024, 2023, and 2022, the Company expensed $600,000, $1,000,000, and $500,000, respectively, to Avion and Airmax for services provided to the Company. There was $36,000 in payments due and outstanding to Avion and Airmax as of December 31, 2024. During 2024, the Company also spent approximately $1,252,000 with KPMG as an advisor on non-audit matters, of which approximately $710,000 was specific to the United States. Mr. Wagers’ daughter is employed by KPMG in a junior non-partner role and KPMG was a service provider to the Company prior to Mr. Wagers’ employment. Because of the family affiliation with KPMG, Mr. Wagers does not engage in decisions involving KPMG’s provision of services to the Company.

EXECUTIVES AND EXECUTIVE COMPENSATION

TTEC Executive Officers

Kenneth “Kenny” R. Wagers, 53, joined TTEC in February 2024 and assumed responsibilities of the Company’s Chief Financial Officer as of March 1, 2024.

Mr. Wagers brings to the role over 28 years of financial and operational experience with public and private companies.

Prior to joining TTEC, Mr. Wagers served as chief financial officer of Flexport, a global logistics and freight forwarding business from 2021 to 2023; as chief financial officer of FleetPride, a retailer of parts for heavy-duty trucks and trailers, between 2019 and 2021; and as chief operating officer of XPO Logistics, a global provider of supply chain solutions, between 2018 and 2019. From 2020 to 2024, Mr. Wagers was a member of the board of directors of Snap One Holdings Corporation (NASDAQ:SNPO), where he served on the Audit and Risk Management committee and chaired between 2020 and 2022.

Mr. Wagers holds a BA in Finance and an MBA from Georgia State University.

David J. Seybold, 59, joined TTEC in December 2022 as the chief executive officer for TTEC Digital. An experienced, global business leader with a passion for technology, Mr. Seybold’s career is characterized by driving growth through digital transformation at scale.

Prior to joining TTEC, Mr. Seybold was chief executive officer, Americas for Atos SE, a Euronext-listed technology transformation company. Between 2015 and 2021, he served as the president, North America and chief operating officer for Avanade (a Microsoft – Accenture joint venture); and prior to that, Mr. Seybold spent more than 26 years in various senior executive roles for IBM (IBM:NYSE).

Mr. Seybold holds a bachelor’s degree in Quantitative Business Analysis and a degree in Economics from Penn State University and a master’s of science degree in Operations Management and an MBA from the University of Maryland, Robert H. Smith School of Business.

John Abou, 51, joined TTEC in 2024, but did not become an executive officer of the Company until January 1, 2025. He serves as President of TTEC Engage, bringing 28 years of experience in driving transformative growth in the customer experience industry. During his career, he has led the growth of industry portfolios, go-to-market teams and global operations, working with some of the most recognized brands in the world. Prior to joining TTEC, Mr. Abou worked for over 20 years at Sutherland Global Services, a large provider of business process outsourcing and technology management services. His most recent role, prior to joining TTEC, was chief executive officer, customer experience management and global head of delivery.

Mr. Abou holds a bachelor’s degree in accounting from Niagara University and an executive MBA from the Bittner School of Business at St. John Fisher University. He also holds an advanced management degree from the Kellogg School of Business at Northwestern University.

Margaret B. McLean, 61, serves as General Counsel and Chief Risk Officer of TTEC. She joined TTEC in June 2013.

Prior to TTEC, Ms. McLean was the chief legal and risk officer for CH2M (now part of Jacobs Engineering Group (NYSE:JEC)), a global engineering and program management company. Prior to CH2M, Ms. McLean was a corporate finance and M&A partner at a major law firm, working in its Denver, London, and Moscow offices. Ms. McLean started her career in IT at Hewlett Packard (NYSE:HPE) and led the application systems department for Science Applications Int’l (NYSE:SAIC).

She holds a JD from the University of Michigan, an MBA from the University of Colorado, and a bachelor’s degree in Management Information Systems and Computer Science from the University of Arizona.

Michelle “Shelly” R. Swanback, 56, served as President of the Company and chief executive officer of TTEC Engage between May 2022 and December 2024. She joined the Company in May 2022 as the chief executive officer of TTEC Engage and was named President of TTEC Holdings, Inc. in November 2022. With a proven track record driving growth in the digital environment, Shelly is both a market maker and a strong cultural leader with over 30 years of experience in digital transformation, strategic consulting, technology, services, analytics and M&A.

Prior to TTEC, between 2020 and 2022, Ms. Swanback was President of Product and Platform at Western Union (NYSE:WU), where she led the Company’s digital transformation and doubled the WU digital business to $1 billion. Between 2014 and 2020, Ms. Swanback led Accenture Digital, building it into a global transformation powerhouse with more than $20 billion in annual revenue.

Ms. Swanback is a board member for Willis Towers Watson (NASDAQ:WTW). Ms. Swanback holds bachelor’s degrees in Finance and Computer Information Systems from Colorado State University.

In September 2024, Ms. Swanback notified the Company that she intended to resign effective December 31, 2024. She continued to provide consulting services to the Company through March 31, 2025.

Information regarding Kenneth D. Tuchman, Chairman and Chief Executive Officer, is provided under the heading “2025 Director Nominees.”

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss our compensation philosophy and describe the 2024 compensation program for our Chief Executive Officer, Chief Financial Officer(s), and three additional highest compensated members of our executive leadership team, whom we refer to as our Named Executive Officers (NEOs). We describe compensation earned by each of our NEOs and explain how the Compensation Committee of the Board (the “Compensation Committee”) determined these compensation decisions.

2024 Performance Highlights

Our 2024 performance is summarized below:

●	Our revenue was $2.21 billion, a decrease of 10.4% over the prior year.
●	Our loss from operations was $173.5 million, or (7.9)% of revenue, a 247.0% decrease year over year. Income from operations on a non-GAAP basis[1] was $136.5 million, or 6.2% of revenue, compared to 8.1% in the prior year.
●	Our net cash provided by/(used in) operating activities was $(58.8) million compared to $144.8 million in the prior year.
●	Our diluted earnings/(loss) per share was $(6.74) compared to $0.18 in the prior year, and $0.71[1] compared to $2.18 in the prior year on a non-GAAP basis.
●	We paid a total of $2.8 million in cash dividends to our stockholders.

1.	TTEC presents company performance metrics on a non-GAAP basis to more accurately convey the performance of the business, which adjusts for non-operating items including, but not limited to, asset impairment, restructuring charges, cybersecurity incident-related costs, equity-based compensation expense, depreciation and amortization expense, changes in acquisition contingent consideration, changes in tax valuation allowances, return to provision adjustments, and one-time non-recurring items. For additional information, please see GAAP to Non-GAAP Reconciliation of Performance Metrics on page 60 of this Proxy Statement.

Named Executive Officers

●	Kenneth D. Tuchman, Chairman of the Board and Chief Executive Officer
●	Kenneth “Kenny” R. Wagers, Chief Financial Officer as of March 1, 2024
●	Francois Bourret, Former Chief Accounting Officer (and interim Chief Financial Officer through February 28, 2024)
●	Michelle “Shelly” R. Swanback, Former President, TTEC Holdings, Inc. (and chief executive officer, TTEC Engage)
●	David J. Seybold, chief executive officer, TTEC Digital
●	Margaret B. McLean, General Counsel and Chief Risk Officer

2024 Executive Compensation Summary

Our executive compensation program is designed to reward financial results and effective strategic leadership, which we believe are key elements in building sustainable value for stockholders. Our compensation program performance metrics align the interests of our stockholders and senior executives by correlating the timing and amount of actual pay to the Company’s short-term and long-term performance goals. Our compensation programs encourage ethical and responsible conduct in pursuit of these goals and the alignment of our leaders with TTEC’s vision, mission, and values.

We carefully benchmark our compensation decisions against a relevant group of peer companies, all of which are our potential competitors, for the caliber of executive talent required to manage a global and complex business like TTEC.

Our executive compensation programs include four principal elements:

Compensation Element	Purpose
Base Salary	Provides competitive fixed dollar compensation.
Annual Performance-Based Cash Incentive Awards	Provides “at risk” annual variable cash consideration that aligns executive compensation to Company and individual achievement of short-term (annual) performance objectives, as established by the Board of Directors.
Equity Awards	Provides an "at risk" long-term performance-based and time-based equity compensation opportunity. Our annual equity incentive program consists of multiple components: certain awards recognize prior year performance while vesting over time, while others are forward-looking and reward the achievement of key performance indicators over a three-year performance period.
Other Awards	In addition to annual cash and equity incentives, we may from time to time grant one-time cash or equity grants to select executives, including the NEOs, usually to retain executives deemed to be at risk who are viewed as critical to achieving the business's specific objectives.

In 2024, we paid the following Total Direct Compensation to our NEOs:

Named Executive Officers	Actual Total Direct (TDC) Compensation [1]	Market TDC at 25th	Market TDC at 50th	Market TDC at 75th	Percentile
Kenneth D. Tuchman[2]	$1	$5,850,000	$7,208,000	$9,370,000	<25th
Kenneth “Kenny” R. Wagers[3]	$5,778,839	$2,275,000	$2,954,000	$3,250,000	--
Francois Bourret[4]	$800,075	$382,932	$505,880	$811,451	>50th
Michelle “Shelly” R. Swanback	$2,124,998	$2,189,000	$2,762,000	$4,196,000	50th
David J. Seybold	$2,031,247	$1,129,000	$2,261,000	$4,233,000	50th
Margaret B. McLean	$1,413,996	$729,000	$1,475,000	$2,516,000	50th

1.	Actual TDC represents base salary earned in 2024, bonus paid in 2024 for 2023 performance, retention bonuses paid in 2024, grant date value of RSU equity grants awarded in 2024, and grant date value of performance-based grants, at target achievement, awarded under the 2024 annual long-term incentive plan.
2.	At Mr. Tuchman’s request, the Compensation Committee approved Mr. Tuchman’s base salary to be $1 per year.
3.	Mr. Wagers joined TTEC on February 12, 2024. His actual TDC represents base salary earned in 2024, grant date value of a performance-based equity grant at target achievement awarded under the 2024 annual long-term incentive plan, and grant date value of a welcome RSU grant awarded in 2024. As Mr. Wagers was not employed for the entire performance year and his actual TDC includes the grant date value of his welcome grant, we did not compare his 2024 actual compensation against market.
4.	The market data presented for Mr. Bourret corresponds with his primary role as Chief Accounting Officer prior to his departure from TTEC.

The mix of base and variable “at risk” compensation for 2024 was as follows and excludes our CEO, since he does not participate in TTEC’s incentive programs, as well as Mr. Wagers, who was hired in 2024:

CONSIDERATION OF “SAY-ON-PAY” VOTE

At our 2023 Annual Meeting of Stockholders, 99% of the votes cast in our stockholder advisory vote approved the compensation of our NEOs (our “Say-On-Pay” vote). In light of this strong stockholder support, the Compensation Committee made no significant changes to the overall design of our compensation programs but continued its pay-for-performance philosophy by putting a substantial portion of executives compensation at risk and aligning executive officers’ interests with value generation for TTEC stockholders.

The Compensation Committee will continue to review best practices in executive compensation and adjust the structure of TTEC executive compensation to be consistent with market trends, our pay-for-performance philosophy, and to make sure that TTEC’s executive compensation aligns the interest of the executive leadership team with the interests of the Company’s stockholders.

Stockholders will again consider our executive compensation on an advisory basis as part of the 2026 Annual Stockholder Meeting, and the Compensation Committee will continue to take into account this input when making future compensation decisions for our NEOs.

CONSIDERATION OF “FREQUENCY ON SAY-ON-PAY” VOTE

At our 2023 Annual Meeting of Stockholders, we asked stockholders to consider how often they wish to vote, on an advisory basis, on Say-On-Pay matters (the “Frequency of Say-On-Pay” vote). Stockholders indicated support of our existing practice, with 71% voting in favor of an advisory, non-binding vote on executive compensation every three years. In the two previous stockholder Say-on-Pay votes, in 2020 and in 2017, TTEC stockholders approved the Company’s executive compensation by at least 99%. The stockholders will next consider how often they wish to vote on “Say-On-Pay” matters as part of the 2029 Annual Meeting of Stockholders.

EXECUTIVE LEADERSHIP TEAM COMPENSATION APPROACH AND STRUCTURE

Our Approach to Executive Leadership Compensation

We structure our executive compensation to attract and retain executive talent who can maximize our performance results. Our compensation program is designed to motivate our executive leadership team to remain focused on delivering superior performance that creates long-term investor value. Our executive compensation program also places significant weight on how our leaders align their conduct with TTEC’s vision, mission, and values as they achieve their personal goals and the Company’s performance goals.

Our Compensation Practices Include:
Pay for Performance. We encourage a results-oriented culture through pay-for-performance compensation and annually review executive compensation against the Company’s overall performance and annual goals.
Competitive Compensation Targets. The Compensation Committee annually sets each executive’s target total direct compensation based on a review of market benchmarks.
Rigorous Performance Metrics. The Board annually reviews and re-sets executive performance targets to ensure that they appropriately reflect the goals of the business and are challenging, but achievable.
Stockholder Alignment. Through our compensation practices, we align the interests of our NEOs and other senior executives with the interests of our stockholders to maximize long-term performance of the Company.
Affordability of Rewards. We ensure that our rewards are affordable by aligning them to the Company’s results of operation and annual business plan.
Significant “at risk” Component. We structure our compensation programs with a significant portion of variable or “at risk” pay so that actual compensation realized by the NEOs and other senior executives directly and demonstrably links to individual and Company-wide performance.
Restrictive Covenants. Members of our executive leadership team are subject to market-appropriate restrictive covenants, effective on separation from TTEC. These restrictive covenants include non-competition, client and employee non-solicitation, and customary non-disclosure obligations.
Individual Accountability. Our compensation program is designed to incentivize our NEOs and other senior executives to remain focused on the Company and their business segment’s/function’s financial goals to build the foundation for our long-term success.
Review of Compensation Peer Group. The Compensation Committee reviews our executive compensation program against our peer group annually and adjusts, when necessary, to make sure that it remains relevant and appropriate.

EXECUTIVE LEADERSHIP TEAM COMPENSATION STRUCTURE

To achieve its overarching objectives, our executive compensation program consists of the following four principal elements:

Compensation Element	Characteristics	Purpose	Philosophy
Base salary	Fixed annual compensation that provides a competitive level of base compensation.	Compensate senior executives for their level of experience and responsibility.	We believe base salary should be competitive.
Annual performance-based cash incentive awards	Variable annual cash compensation opportunity funded based on objective Company performance targets and paid based on subjective measures of individual performance.	Motivate and reward senior executives for performance against short-term Company goals.	We believe in providing appropriate incentives to drive the Company’s short-term financial and operational objectives.
Equity awards

Variable equity compensation granted in the form of time-based restricted stock units (RSUs) or performance-based restricted stock units (PRSUs) as deemed appropriate.

Our annual equity incentive program includes components that reward the prior year’s performance but vest over time, or reward growth of key performance indicators like Revenue and adjusted EBITDA over a three-year period. By emphasizing a longer-term view in equity performance incentives, the Company aligns our executive officers’ interests with the interests of and value creation for our stockholders.

Motivate and retain senior executives during the multi-year vesting and target periods and focus them on longer-term performance objectives by aligning their interests with those of our stockholders.

We believe that annual equity grants that vest over multiple years encourage the executive management team to focus on long-term stock value appreciation.

We also believe that multi-year performance targets offer important alignment between stockholders’ and executives’ interests over the long term.

These incentives, in the aggregate, provide a market-competitive equity opportunity.

Other awards	In addition to annual cash and equity incentives, from time to time, with the oversight and support of the Compensation Committee, one-time cash or equity grants to select executives, including the NEOs, are granted.	These special awards have a narrow purpose and are usually designed to retain executives deemed to be at risk who are viewed as critical to achieving the business's specific objectives.	These special grants do not occur year after year but instead address a narrow and specific purpose of the Company. They provide flexibility to address competition for talent that is particularly acute at this time given the transformational nature of the Company’s industry and volatility in its stock value.

In addition to these primary compensation components, our senior executives are also eligible to participate in our general health and wellness programs, 401(k) plan, life insurance program, and other employee benefit programs. We believe that perquisites should be limited in scope and value, and, historically, they have not constituted a significant portion of executive compensation.

OVERSIGHT OF OUR EXECUTIVE COMPENSATION PROGRAM

Role of the Compensation Committee of the Board

Our Compensation Committee determines all compensation for our NEOs and also other executive officers who are direct reports to the Company’s Chief Executive Officer, on an annual basis. In doing so, the Compensation Committee:

●	Evaluates the compensation received during the year by each executive and considers the Company’s performance, the individual performance of each executive and his/her skills, experience, and responsibilities to determine if any change in the executive’s compensation is appropriate.
●	Reviews with the Chief Executive Officer the performance of the other NEOs.
●	Reviews peer group data and the advice of the compensation consultant as a measure of the competitive market for executive talent in our industry.
●	Considers the executive’s contribution to the Company’s overall operating effectiveness, strategic success, and profitability, and considers the quality of the executive’s decision-making.
●	Considers the executive’s role in developing and maintaining key client relationships.
●	Considers the Company’s financial results for the year and how the executive contributed to these results but does not adhere to strict formulas to determine the mix of base salary, equity grants and cash incentives.
●	Evaluates the level of responsibility, scope, and complexity of each executive’s position relative to other Company executives.
●	Determines the composition and amount of compensation for each NEO and uses subjective judgment in determining the amount of each compensation element to retain and motivate current executives.
●	Assesses the executive’s leadership growth and management development over the past year.

The Compensation Committee utilizes these subjective factors because it believes they are critical to increasing stockholder value. These factors are not quantified or weighted for importance, and the Compensation Committee’s use of these factors is tied directly to the individual role and the responsibilities of each executive officer.

Funding targets for performance-based cash incentives are based on objective Company performance targets set at the beginning of each year. As a result, there is uncertainty with respect to the achievement of these funding targets at the time they are set. The Compensation Committee has the authority to modify the funding amounts or targets for these variable incentives, in its sole discretion, when material changes in the business or the impact of performance variables outside of the executive leadership team’s control, warrant it. The Compensation Committee has in the past made adjustments to these targets.

In addition to its discretion with respect to the performance-based cash incentives, during those years in which our actual performance resulted in a lower than anticipated level of funding, the Compensation Committee may from time to time determine that funding should be provided outside of the objective Company performance criteria to fund discretionary bonuses and equity awards to retain or to reward executive officers for their exceptional individual contribution (measured on a subjective basis). Although the Compensation Committee has this discretion, it utilizes it infrequently to maintain the integrity of the Company’s compensation structure and philosophy.

How We Use Compensation Consultants

From time to time, and as needed, the Compensation Committee retains the services of compensation consultants, law firms, and other professional advisors who act as independent advisors to the Compensation Committee. In selecting its consultants, the Compensation Committee takes measures to ensure that no member of our Board or any NEO has any affiliations with such consultants. The Compensation Committee requires that all consultants provide an annual certification of their independence.

In 2024, the Compensation Committee utilized the services of Meridian Compensation Partners, LLC (Meridian), an executive compensation consulting firm (meridiancp.com), as its independent advisor. Meridian has served in this role for the Committee since November 2020, and in 2024, the Committee considered whether a competitive review for compensation consulting services was appropriate. It determined to maintain status quo while the Board is considering a potential take-private transaction.

As requested by the Compensation Committee from time to time, and at least every other year, the compensation consultant provides the Committee with independent compensation advice on various aspects of executive compensation, including:

●	A periodic review of our compensation practices, trends, and philosophy;
●	A competitive assessment of our executive compensation levels and pay-for-performance linkage;
●	An analysis of peer group companies that compete with us and that follow similar compensation models, along with benchmark compensation and benefits data for the peer group;
●	A review of our equity award and cash incentive programs;
●	A review of our compensation practices compared to peer group companies and current trends related to executive employment agreements; and
●	Assistance in developing recommendations for compensation for our executive officers, including our NEOs.

Unless instructed otherwise, the consultant takes its direction solely from and provides reports to the Compensation Committee. Although Meridian provides recommendations on the structure of our compensation programs, Meridian does not determine the amount or form of compensation for any of our NEOs or other senior executives.

From time to time, with the knowledge and express consent of the Compensation Committee, the compensation consultant may also provide other services to the Company. In 2024, Meridian did not provide any other services to the Company.

All costs for the compensation consultant services are paid by the Company at the direction of the Compensation Committee. For 2024, Meridian was paid a total of $59,178 for their services.

The Compensation Committee did not use the services of other advisors in 2024, but they were available to the Compensation Committee at the direction of the Committee chair.

How We Use Peer Group, Survey, and Benchmark Data

Each year, the Compensation Committee reviews the competitiveness of our compensation programs against our peer group and market benchmarks. The Compensation Committee, with the assistance of its compensation consultant, identifies a peer group of companies for compensation purposes. The companies in the peer group, generally, are TTEC competitors for clients and/or for talent, are comparable in size with similar annual revenue and/or operating income, have similar addressable markets, and follow similar compensation models.

For use in 2024 pay decisions, the Compensation Committee, with assistance from Meridian, reviewed the Company’s peer group in September 2023. As a result of the review, Avaya, Inc. and ManTech International were removed from the TTEC peer group as no longer relevant to TTEC. Two additional companies, Maximus, Inc. and Perficient, Inc., were added to the TTEC peer group.

TTEC’s 2024 peer group included:

●	8 x 8, Inc.
●	CSG Systems International, Inc.
●	Concentrix Corp.
●	Conduent Inc.
●	EPAM Systems, Inc.
●	ExlService Holdings, Inc.
●	Five9, Inc.
●	Genpact Limited
●	Maximus, Inc.*
●	Perficient, Inc.*
●	Sabre Corporation
●	TELUS International, Inc.
●	Unisys Corp.

*September 2023 peer additions for use in 2024 pay decisions

In September 2024, the Compensation Committee further reviewed the Company’s peer group for 2025 compensation decisions and adjusted the group, based on the recommendations of its compensation consultant.

The Compensation Committee reviewed the compensation practices of this peer group to effectively design compensation arrangements to attract new executives in our highly competitive, rapidly changing market and to confirm proper compensation levels for our NEOs and other senior executives. Although the Compensation Committee references the practices of the peer group in its compensation decisions, it does not adhere to strict formulas or benchmarking in its review of the peer group data to determine the mix of TTEC executive compensation elements. The peer group data is instructive, but it is neither a binding nor a dispositive factor in how the Compensation Committee makes its compensation decisions for the Company. The peer group data for executive officers performing the same or similar roles is one of several factors the Compensation Committee considers when establishing base salaries for NEOs, performance-based cash incentives, and equity grants and in determining the overall pay component mix.

CEO COMPENSATION

Mr. Tuchman, our Chief Executive Officer, beneficially owns 58.3% of the Company. His interest in the Company’s performance, therefore, is very closely aligned with that of our other stockholders. At Mr. Tuchman’s request, the Compensation Committee approved Mr. Tuchman’s base salary to be $1 since 2012. Further, pursuant to the terms of Mr. Tuchman’s employment agreement, he does not participate in the Company’s variable compensation plans. Accordingly, the Compensation Committee did not award any cash incentives or equity grants to Mr. Tuchman in 2024.

2024 BASE SALARY COMPENSATION FOR NAMED EXECUTIVE OFFICERS

The Compensation Committee analyzed benchmarks for competitive base salaries using both the peer group and salary survey data as guides for the NEOs’ base salaries.

The Compensation Committee determined that the base salaries for the NEOs were appropriate for 2024, except that Mr. Bourret’s salary was increased in July 2024, and they remained unchanged for 2025 as of the date of these disclosures. Base salaries for our NEOs during 2023, 2024, and as of this filing for 2025 are summarized below.

Executive	Base Salary			Considerations for Base Salary Determination
	2025	2024	2023
Kenneth D. Tuchman	$1	$1	$1	At Mr. Tuchman’s request, his annual salary is $1.
Kenneth “Kenny” R. Wagers	$625,000	$625,000	-	As negotiated at the time he accepted the role in 2024 and based on the scope of responsibilities and market benchmarks.
Francois Bourret [1]	-	$412,000[2]	$400,000	Based on the role and scope of responsibilities as the interim Chief Financial Officer and Chief Accounting Officer.
Michelle “Shelly” R. Swanback[3]	-	$700,000	$700,000	Based on the role, scope of responsibilities, and market benchmarks.
David J. Seybold	$625,000	$625,000	$625,000	Based on the role, scope of responsibilities, and market benchmarks.
Margaret B. McLean	$420,000	$420,000	$420,000	Based on the role, scope of responsibilities, and market benchmarks.

1.	Mr. Bourret was appointed Interim Chief Financial Officer of the Company on March 17, 2023, and held this position until Mr. Wagers joined TTEC as Chief Financial Officer on March 1, 2024. Mr. Bourret resigned from his position as Chief Accounting Officer effective January 31, 2025.
2.	Mr. Bourret received a base salary increase in July 2024 related to his role as Chief Accounting Officer.
3.	Ms. Swanback resigned from her positions with the Company effective December 31, 2024.

PERFORMANCE-BASED CASH INCENTIVE AWARDS

Performance-Based Cash Incentives Funding Criteria

The Compensation Committee resets the variable annual cash incentive award funding targets at the beginning of each year. For awards paid in 2024 for 2023 performance, the Compensation Committee selected pre-bonus adjusted operating income targets in setting variable incentive funding for the Company because this target was consistent with the Company’s long-term growth objectives. For the 2024 performance year, for which awards were paid in 2025, the Compensation Committee selected performance criteria that focus on top-line and bottom-line financial growth, as well as certain management business objectives (MBOs) designed to sustain the business and drive growth. Both 2023 and 2024 criteria align the interests of management with the interests of our stockholders.

Individual Performance Targets and Awards for Performance-Based Cash Incentives

If and when cash incentives are available, based on the overall performance of the Company, how the funds are allocated to each NEO is determined by the Compensation Committee, at its discretion, based on the recommendation of the Chief Executive Officer, and based on the Compensation Committee’s view of the executive’s contribution to the execution of the Company’s strategic priorities as set forth below:

Strategic Priorities	Performance Objectives
Drive Growth and Market Leadership	Sign new business, increase partnerships, and grow revenue.
Enhance Client Value and Experience	Increase client satisfaction, innovate new solutions, and retain clients
Optimize Operational Excellence and Financial Performance	Improve EBITDA
Cultivate Talent and Culture	Increase employee engagement and improve retention of high performing talent

Under TTEC’s pay-for-performance philosophy, there is a clear correlation between the Company’s financial results and the amount of cash incentives payable to individual executives under the variable cash incentive plan, once the minimum threshold levels of financial performance have been achieved by the Company to fund the plan. The Compensation Committee has discretion, however, to increase cash incentives based on special circumstances and performance milestones that may not have translated into financial performance of a business segment or function in a given year, if they nonetheless positioned the Company for material gains in the future. The Compensation Committee also has the discretion to reduce such incentives if an executive fails to meet specific goals or takes actions that may be beneficial in the short term but represent an increased risk for the future.

Cash Award Funding Paid in 2024 for 2023 Performance

For purposes of determining the 2024 cash incentive funding for 2023 performance, the Compensation Committee adjusted 2023 results of operations due to foreign exchange (FX) fluctuations, which accounted for variance between FX rates used to set 2023 targets and the actual 2023 FX rates. The Compensation Committee determined that such adjustments were appropriate because these events were outside of direct control of the Company and the management team.

Based on 2023 performance against the annual pre-bonus adjusted operating income target, the Compensation Committee approved only the minimum funding level of $8 million.

The 2023 pre-bonus adjusted Operating Income results measured against the targets were as follows:

Performance-Based Cash Incentive Funding Metrics	2023 Target	2023 Performance	2023 Performance – Adjusted for FX	Total Performance-Based Cash Award Funding for 2023 Performance
Pre-Bonus Adjusted Operating Income[1]	$249.6 million	$154.7 million	$165.1 million	$8 million

1.	TTEC presents company performance metrics on a non-GAAP basis to more accurately convey the performance of the business, which adjusts for non-operating items including, but not limited to, asset impairment, restructuring charges, cybersecurity incident-related costs, changes in acquisition contingent considerations, and one-time non-recurring items.

Cash Incentives Paid in 2024 for 2023 Performance

In 2024, based on 2023 company financial performance, the Compensation Committee awarded $705,250 in cash incentives to the NEOs for 2023 performance as follows:

Named Executive Officer	Target Cash Incentives % Base Salary	Actual Cash Incentives Paid in 2024 for 2023 Performance	Actual Cash Incentive as a % of Base Salary	Basis for Cash Incentive Award
Kenneth D. Tuchman	0% [1]	–	–	Under Mr. Tuchman’s employment agreement, he does not participate in this program.
Kenneth “Kenny” R. Wagers	–	–	–	Mr. Wagers was hired in February 2024 and was not eligible to participate in the incentive plan for 2023 performance.
Francois Bourret	Up to 40%	$40,000	25%	Aligned with the minimum funding to recognize Mr. Bourret’s achievement of performance milestones.
Michelle “Shelly” R. Swanback	Up to 100%	$175,000	25%	Aligned with the minimum funding to recognize Ms. Swanback’s achievement of performance milestones.
David J. Seybold	Up to 100%	$156,250	25%	Aligned with the minimum funding to recognize Mr. Seybold’s achievement of performance milestones.
Margaret B. McLean	Up to 85%	$334,000[2]	100%	To recognize specific one-time contributions to enterprise risk mitigation in 2023.

1.	As noted elsewhere in these proxy materials, at Mr. Tuchman’s request, he does not participate in this program.
2.	Includes $90,000 aligned to minimum funding and $244,000 as a retention bonus in recognition of additional contributions.

Cash Award Funding Paid in 2025 for 2024 Performance

For the 2024 performance year, for which awards were paid in 2025, the Compensation Committee selected performance criteria that focus on top-line and bottom-line financial growth, as well as certain management business objectives (MBOs) designed to sustain the business and drive growth. Specifically, the Compensation Committee tied the variable incentive funding to the Company’s 2024 revenue and pre-bonus adjusted EBITDA and the achievement of the MBOs listed below. This criterion was selected to align management's goals with stockholder interests, promoting both financial growth stability and business objectives that drive long-term value for the stockholders.

For purposes of determining the cash incentive funding for 2024 performance, the Compensation Committee adjusted 2024 results of operations due to foreign exchange (FX) fluctuations, which account for variance between FX rates used to set 2024 targets and the actual 2024 FX rates. The Compensation Committee determined that such adjustments were appropriate because these events were outside of direct control of the Company and the management team.

Based on 2024 performance against the annual targets and MBOs, the Compensation Committee approved only the minimum level of funding for the financial components (pre-bonus adjusted EBITDA and revenue) and partial funding for the achievement of the MBOs. This resulted in funding of the incentive plan of $7.1 million.

The 2024 pre-bonus adjusted EBITDA, revenue, and MBO results measured against the targets, as well as the weighting for each component, were as follows:

Performance-Based Cash Incentive Funding Metrics[1]	Performance Metric Weighting	2024 Target	2024 Performance	2024 Performance – Adjusted for FX	Total Performance-Based Cash Award Funding for 2024 Performance
Pre-Bonus Adjusted EBITDA	40%	$292 million	$209.4 million	$205.5 million	$2.2 million
Revenue	40%	$2,395 million	$2,207.3 million	$2,213.6 million	$2.2 million
MBOs[2]	20%	-	-	-	$2.7 million

1.	TTEC presents company performance metrics on a non-GAAP basis to more accurately convey the performance of the business, which adjusts for non-operating items including, but not limited to, asset impairment, restructuring charges, cybersecurity incident-related costs, changes in acquisition contingent considerations, and one-time non-recurring items.
2.	The incentive compensation pool is funded based on the weighting above. However, the weighting of performance metrics for cash incentives for our NEOs places greater emphasis on pre-bonus adjusted EBITDA and Revenue, weighted 45% each compared to a 10% weighting for MBOs.

The 2024 MBOs1 against which performance was measured are as follows:

TTEC Engage MBOs[1]	TTEC Digital MBOs[1]
● Growth and Client Diversification ● Expanded Use of Artificial Intelligence and Offer Diversification ● Operational Excellence	● Targeted Service Expansion with Existing Partners ● Targeted Service Expansion with New Partners ● Increased Use of Artificial Intelligence Solutions

1.	Details of the specific TTEC Engage and TTEC Digital MBO targets are quantitative and have not been disclosed in more detail due to their ability to cause competitive harm. The MBO targets were aggressive, yet attainable.

Cash Incentives Paid in 2025 For 2024 Performance

In 2025, based on 2024 Company financial performance and achievement of the MBOs, the Compensation Committee awarded $421,250 in cash incentives to the NEOs for 2024 performance as follows:

Named Executive Officer	Target Cash Incentives % Base Salary	Actual Cash Incentives Paid in 2025 for 2024 Performance	Actual Cash Incentive as % of Base Salary	Basis for Cash Incentive Award
Kenneth D. Tuchman	0% [1]	–	–	Under Mr. Tuchman’s employment agreement, he does not participate in this program.
Kenneth “Kenny” R. Wagers	Up to 100%	$184,500	35%	To recognize Mr. Wagers’ attainment of performance milestones. Mr. Wagers was hired in February 2024. The award was prorated to reflect his 2024 employment period.
Francois Bourret[2]	Up to 40%	–	–	–
Michelle “Shelly” R. Swanback[3]	Up to 100%	–	–	–
David J. Seybold	Up to 100%	$100,000	16%	To recognize Mr. Seybold’s partial achievement of performance milestones.
Margaret B. McLean	Up to 85%	$136,750	38%	To recognize Ms. McLean’s achievement of performance milestones.
1.	As noted elsewhere in these proxy materials, at Mr. Tuchman’s request, he does not participate in this program.
2.	As Mr. Bourret exited the Company effective January 2025, he was not eligible for an award.
3.	As Ms. Swanback resigned from the Company effective December 31, 2024, she was not eligible for an award.

EQUITY INCENTIVE AWARDS

Annual Restricted Stock Unit Grants

In 2024, the Compensation Committee considered peer company benchmarks, each individual NEO’s performance in 2023, and the value of unvested equity held by each NEO. Based on this review, the Compensation Committee approved annual RSU equity grants to Ms. Swanback, Mr. Seybold, Mr. Bourret, and Ms. McLean (see table below). Mr. Wagers joined the Company in February 2024 and was not eligible to receive an RSU award in connection with 2023 performance. The primary characteristics of TTEC annual RSUs granted to executives are as follows:

●	The 2024 annual RSU awards vest in three-year increments with 33% of the award vesting on each award anniversary.
●	Executive officers must be employed by the Company through the vesting date for each portion of the grant to vest.
●	Awards are structured to have a strong retention value and align executives’ interests to stockholders’ interests over a longer term.
●	RSUs provide a long-term incentive to balance short-term incentives provided by cash awards and base salaries.
●	Vesting of RSUs may be affected by a change in control, as discussed below under “Executive Compensation Tables - Potential Payments upon Termination or Change in Control.”

Named Executive Officer	2024 FMV* RSU Annual Grant $	2024 RSU Shares Granted[1]	Considerations for 2024 Determination
Kenneth D. Tuchman[2]	–	–	Under Mr. Tuchman’s employment agreement, he does not participate in this program.
Kenneth “Kenny” R. Wagers	–	–	Mr. Wagers was ineligible for an annual grant as he joined the Company in February 2024.
Francois Bourret	$129,998	17,426	Based on Mr. Bourret’s 2023 performance contributions.
Michelle “Shelly” R. Swanback[3]	$1,249,998	167,560	Based on Ms. Swanback’s 2023 performance contributions.
David J. Seybold	$312,499	41,890	Based on Mr. Seybold’s 2023 performance contributions.
Margaret B. McLean	$209,999	28,150	Based on Ms. McLean’s 2023 performance contributions.

*Fair Market Value (FMV)

1.	Shares were calculated based on the total value of the grant divided by the closing stock price of our common stock on the grant date.
2.	As noted elsewhere in these proxy materials, at Mr. Tuchman’s request, he does not participate in this program.
3.	Due to Ms. Swanback’s resignation effective December 31, 2024, her award was cancelled.

Long-Term Incentive Plans (LTIP)

To incentivize the long view on the Company’s performance and further align the interest of management with the stockholders’ interests, in 2019 TTEC launched a long-term performance-based equity incentive program (the “LTIP”). The LTIP program provides select senior executives with a performance-based equity incentive opportunity in addition to TTEC’s regular annual RSU equity grants available to most senior executives.

Each performance-based equity award is aligned to stretch three-year financial targets. Generally, under the LTIP program, participants have the opportunity to earn between 0% and up to 200% of the award, based on the achievement of certain financial targets in the year three measurement period. The Compensation Committee has discretion to restructure the targets, upside potential, and the measurement periods for the LTIP.

2022 Long-Term Incentive Plan (LTIP)

In 2022, the Compensation Committee approved revenue and adjusted EBITDA1 as performance metrics for the 2022 LTIP award, with each performance metric weighted at 50%. The 2022 LTIP measurement period was the financial performance of the Company during the 2024 fiscal year. Each senior executive who was eligible to participate in the 2022 LTIP had the opportunity to earn between 0% to 200% of the award target, based on the revenue and adjusted EBITDA1 of the Company during the 2024 measurement period. The 2022 LTIP performance criteria, at max payout opportunity, were aligned with an average 9.8% annual revenue growth rate and 11.9% annual adjusted EBITDA1 growth rate during 2022 through 2024, as compared to the Company’s 2021 financial results.

Revenue Targets		Adjusted EBITDA[1] Targets		Award Opportunity
(amounts in millions)		(amounts in millions)
2024	CAGR*	2024	CAGR*
$2,767.4	6.8%	$442.30	8.3%	Threshold – 50%
$2,845.7	7.8%	$454.70	9.3%	Target – 100%
$2,925.5	8.8%	$470.60	10.6%	Above Target – 150%
$3,006.7	9.8%	$486.90	11.9%	Max Target – 200%

*Compound annual growth rate (CAGR)

1.	TTEC considers company performance metrics on a non-GAAP basis to more accurately convey the performance of the business, which adjusts for non-operating items including, but not limited to, asset impairment, restructuring charges, cybersecurity incident-related costs, equity-based compensation expense, depreciation and amortization expense, changes in acquisition-contingent consideration, changes in tax valuation allowances, return to provision adjustments, and one-time non-recurring items.

Named Executive Officer	2022 FMV* Performance-Based Equity Grant $	2022 Target Performance-Based Equity Grant (in shares) [1]
Kenneth D. Tuchman [2]	-	-
Kenneth “Kenny” R. Wagers [3]	-	-
Francois Bourret [4]	-	-
Michelle “Shelly” R. Swanback	$499,977	6,772
David J. Seybold [5]	-	-
Margaret B. McLean	$175,008	2,314

*Fair Market Value (FMV)

1.      Shares were calculated based on the total value of the grant divided by the closing stock price of our common stock on the grant date.

2.      As noted elsewhere in these proxy materials, at Mr. Tuchman’s request, he does not participate in this program.

3.      Mr. Wagers joined the Company in February 2024, and he was not eligible to participate in the 2022 LTIP.

4.      Mr. Bourret was not eligible to participate in the 2022 LTIP.

5.      Mr. Seybold joined the Company in December 2022, and he was not eligible to participate in the 2022 LTIP

Based on the Company’s performance during the 2024 measurement period, the threshold vesting performance for neither the Revenue component (weighted 50%) nor the adjusted EBITDA component (also weighted 50%) were met, and the 2022 LTIP awards were forfeited by the NEOs who participated in the program.

2023 Long-Term Incentive Plan (LTIP)

In 2023, the Compensation Committee approved revenue and adjusted EBITDA as performance metrics for the 2023 LTIP award, each weighted at 50%. The 2023 LTIP award will vest in 2026, based on the Company’s performance during the 2025 measurement period. No awards were granted or vested under this program in 2024.

2024 Long-Term Incentive Plan (LTIP)

In 2024, the Compensation Committee, once again, approved revenue and adjusted EBITDA1 as performance metrics for the 2024 LTIP award, with each performance metric weighted at 50%. The 2024 LTIP award will vest in 2027, based on the Company’s performance during the 2026 measurement period. Mr. Wagers’ and Ms. McLean’s payouts under the 2024 LTIP will be based entirely on the performance of the Company, while Mr. Seybold’s payouts will be based 40% on the Company’s performance and 60% on the Digital business segment’s performance during the same measurement period.

Given the evolving uncertainties in the CX contact center and technology industries, the Compensation Committee exercised its discretion and restructured the 2024 LTIP opportunity to reduce the upside earnings potential for the 2024 program from up to 200% of target award, as was the case in prior years, to up to 150% of target award only. Therefore, each NEO eligible to participate in the 2024 LTIP may earn between 0% to 150% of the award, based on the achievement of the established revenue and adjusted EBITDA1 targets for fiscal year 2026.

Under the 2024 Company-wide LTIP, the performance criteria, at max payout opportunity, are aligned with an average (.6)% annual revenue growth rate and 5.5% annual adjusted EBITDA1 growth rate during the 2024 through 2026 three-year period as compared to 2023 financial results. Under the 2024 Digital LTIP, the performance criteria, at max payout opportunity, are aligned with an average 8.2% annual Digital revenue growth rate and 14.4% annual Digital adjusted EBITDA1 growth rate compared during the same three-year period as compared to 2023 Digital financial results.

Company Revenue Targets		Company Adjusted EBITDA[1] Targets		Digital Revenue Targets (amounts in millions)		Digital Adjusted EBITDA[1] Targets (amounts in millions)		Award Opportunity
(amounts in millions)		(amounts in millions)
2026	CAGR*	2026	CAGR*	2026	CAGR*	2026	CAGR*
$2,191.9	(3.8)%	$280.6	1.1%	$558.1	4.7%	$94.9	9.8%	Threshold – 50%
$2,307.3	(2.1)%	$300.6	3.5%	$587.5	6.5%	$101.4	12.2%	Target – 100%
$2,422.6	(.6)%	$318.6	5.5%	$616.8	8.2%	$107.3	14.4%	Above Target – 150%

*Compound annual growth rate (CAGR)

1.	TTEC considers company performance metrics on a non-GAAP basis to more accurately convey the performance of the business, which adjusts for non-operating items including, but not limited to, asset impairment, restructuring charges, cybersecurity incident-related costs, equity-based compensation expense, depreciation and amortization expense, changes in acquisition-contingent consideration, changes in tax valuation allowances, return to provision adjustments, and one-time non-recurring items.

Named Executive Officer	2024 FMV* Performance-Based Equity Grant $ Company Performance	2024 Target Performance-Based Equity Grant (in shares) 1 Company Performance	2024 FMV* Performance-Based Equity Grant $ Digital Performance	2024 Target Performance-Based Equity Grant (in shares) [1] Digital Performance
Kenneth D. Tuchman [2]	-	-
Kenneth “Kenny” R. Wagers	$899,999	154,639
Francois Bourret [3]	-	-
Michelle “Shelly” R. Swanback [4]	-	-
David J. Seybold	$275,001	47,251	$412,498	70,876
Margaret B. McLean	$209,997	36,082

1.	Shares were calculated based on the total value of the grant divided by the closing stock price of our common stock on the grant date.
2.	As noted elsewhere in these proxy materials, at Mr. Tuchman’s request, he does not participate in this program.
3.	Mr. Bourret was not eligible to participate in this 2024 LTIP program.
4.	Due to Ms. Swanback’s resignation effective December 31, 2024, she is not eligible for this award.

2024 Retention Equity Grants

To address the perceived retention risk for key executives, who the Board deemed critical to TTEC’s success in 2024 through 2026, the Compensation Committee re-allocated the funding remaining from the 2024 LTIP upside payout potential to a one-time RSU retention award, vesting in two equal installments in 2025 and 2026, and specifically targeted to retain key executives and to incentivize them to focus on the Company’s performance for the remainder of 2024, and during 2025 and in 2026. For the NEOs, the equity was allocated as follows:

Named Executive Officer	2024 RSU Retention Grant $	2024 RSU Retention Shares Granted[1]
Kenneth D. Tuchman[2]	–	–
Kenneth “Kenny” R. Wagers	$349,997	60,137
Francois Bourret[3]	–	–
Michelle “Shelly” R. Swanback[4]	–	–
David J. Seybold	$249,998	42,955
Margaret B. McLean	$239,999	41,237
1.	Shares were calculated based on the total value of the grant divided by the closing stock price of our common stock on the grant date.
2.	As noted elsewhere in these Proxy materials, at Mr. Tuchman’s request, he does not participate in TTEC incentive programs.
3.	Given Mr. Bourret’s role in the Company by the third quarter of 2024, he was not eligible for this program.
4.	Due to Ms. Swanback’s resignation effective December 31, 2024, she was not eligible for this award.

2022 Value Creation Program (VCP)

As previously disclosed in the 2023 proxy materials, in 2022, the Compensation Committee approved a one-time equity incentive program, known as the VCP, which was designed to create an opportunity for a few senior executives, including some of the NEOs, to receive equity grants aligned to stretch revenue and adjusted EBITDA for the Company and measured based on the Company’s performance during the 2022 through 2025 period. Executives were selected to participate in the program based on their direct ability to impact the performance of the business during the measurement period. Based on the Company’s expected performance in 2025, the Compensation Committee has determined that the Company would not reach the minimum performance thresholds in either Revenue or adjusted EBITDA for the VCP measurement period. Therefore, no awards will vest nor become payable under this incentive program in 2026.

INCENTIVE RECOUPMENT POLICY

We maintain an incentive recoupment (clawback) policy that complies with NASDAQ listing standards implementing Exchange Act Rule 10D-1. Under this policy, if we are required to undergo an accounting restatement as the result of material non-compliance with financial reporting requirements under the securities laws, the Compensation Committee must, subject to limited exceptions, seek to recoup compensation received by a covered executive (including the NEOs) in excess of the amount the covered executive would have received based on the restated results. We may also pursue other remedies under applicable law, including disciplinary actions up to and including termination of employment, in addition to recouping any excess incentive compensation.

INSIDER TRADING POLICY

We have adopted an insider trading policy governing the purchase, sale, and other dispositions of our securities by directors, officers, employees and other designated persons. We believe our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and NASDAQ Listing Standards applicable to the Company. The full text of our insider trading policy was filed as Exhibit 19.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. It is the policy of the Company to engage in transactions in its own securities in compliance with insider trading laws, rules and regulations.

POLICIES AND PRACTICES RELATED TO THE GRANT OF CERTAIN EQUITY AWARDS

While we do not have a formal policy with respect to the timing of awards of stock options, stock appreciation rights, or similar option-like instruments to our NEOs, in recent years, including during 2024, our Compensation Committee has not granted such awards. The Compensation Committee generally approves the grant of equity compensation awards at approximately the same time every year, although off-cycle grants can be made at different times in certain circumstances, including for new hires, promotions, retention or other purposes. We have not timed the disclosure of material non-public information for the purpose of affecting the value of executive compensation.

EMPLOYMENT AGREEMENTS

As a matter of policy, the Company does not usually enter into employment agreements, except with members of the executive leadership team, in circumstances when it is required to do so by law, in connection with acquisitions, or in special circumstances when the Company believes that such agreements are necessary to attract an executive or retain an executive in highly competitive market conditions. The Compensation Committee reviews, but is not required to approve, employment agreements with senior executive officers, except agreements with our Chief Executive Officer, the Chief Financial Officer, and the direct reports of the Chief Executive Officer. The primary terms of our employment arrangement with our NEOs are summarized below.

Tuchman Agreement

●	TTEC entered into an employment agreement with Mr. Tuchman in 2001.
●	Base Salary and Incentives. Pursuant to the terms of the agreement, Mr. Tuchman is entitled to base salary, annual cash, and equity incentives. But beginning in 2012, Mr. Tuchman requested that the Compensation Committee limit his base compensation to $1 and award him no annual cash or equity incentives.
●	Benefits. Mr. Tuchman and members of his family are entitled to participate in all TTEC employee benefits at the Company’s expense.
●	Life Insurance. The Company agreed to provide Mr. Tuchman with a $4 million term life insurance policy, premiums fully paid by the Company. The policy and its proceeds are owned by Mr. Tuchman and may continue post termination of employment, subject to Mr. Tuchman paying all the premiums.
●	Severance. Subject to customary releases, Mr. Tuchman is entitled to severance in the amount of 24 months of base pay, if he is terminated without cause or terminates his employment for “good reason.”
●	Change in Control Provisions. The employment agreement includes change in control provisions that result in accelerated vesting of all unvested equity awarded to Mr. Tuchman, subject to certain conditions that have been superseded by change in control provisions of specific equity grant documents (see, “Executive Compensation Tables - Potential Payments upon Termination or Change in Control” section of the Proxy Statement).
●	Non-Disparagement. The agreement provides that on separation of affiliation, whatever the reason, TTEC will refrain from any comments regarding Mr. Tuchman and his affiliation with TTEC. A breach of this provision provides for a $200,000 liquidated damages payment. Mr. Tuchman is similarly precluded from making disparaging comments about the Company.

Swanback Agreement

●	TTEC entered into an employment agreement with Ms. Swanback in May 2022, when she joined the Company as chief executive officer for the TTEC Engage business segment, and thereafter amended that agreement effective January 2023, to reflect Ms. Swanback’s additional responsibilities as President TTEC Holdings, Inc.
●	Ms. Swanback resigned her position with the business effective December 31, 2024.
●	Base Salary. Ms. Swanback’s annual base salary was $700,000, amended from time to time at the Compensation Committee’s discretion.
●	Annual Cash Incentives. Ms. Swanback was eligible to participate in the Company’s annual variable cash incentive plan of up to 100% of her base salary. The opportunity was tied to the annual targets and goals of the business as set by the Company’s CEO and the Board of Directors. Ms. Swanback’s annual award, if any, was based on a combination of metrics tied to the overall performance of the Company and her individual performance.
●	Equity Grants. Ms. Swanback was eligible to participate in the Company’s annual equity program with a $2.5 million grant opportunity. The actual amount of the equity opportunity to be awarded was not guaranteed. It was based on TTEC’s overall performance, the performance of the TTEC Engage business segment for which Ms. Swanback was directly responsible, and her individual performance against annual goals set by the Company’s Board of Directors. The Board of Directors has discretion to modify the structure of the equity opportunity, as long as the overall benefit is not materially impacted. During the relevant period, the equity opportunity was structured as a time-based equity grant of up to $1.25 million, vesting over three to four years; and a performance-based equity grant with a $1.25 million target and a payout of between 0 and 200%, depending on the Company’s performance over a three-year measurement period.
●	One Time Welcome Equity Grant. At the start of her employment as the CEO of TTEC Engage, Ms. Swanback was granted time-based restricted stock units with a market value of $4.5 million based on TTEC stock’s fair market value at the time of the grant. This one-time grant vests in five installments on the anniversaries of the grant.
●	Benefits. Ms. Swanback was entitled to participate in all customary wellness benefits offered to TTEC executives. No special perquisites were included in Ms. Swanback’s employment agreement, but in 2024 the Company provided Ms. Swanback with an incremental executive medical benefit valued at $749.
●	Severance. Subject to customary releases, if Ms. Swanback were to be terminated without cause or for “good reason” by the Company, she was entitled to severance in the amount of 18 months of base salary and 12 months of benefits continuation. No severance was paid to Ms. Swanback on her separation from the Company, as her decision to leave the business was at her discretion and not initiated by the Company.
●	Change in Control Provision. The agreement provided that if Ms. Swanback were to be terminated without cause or for “good reason” during the period starting three months prior to and 15 months following a change in control event, Ms. Swanback would receive a change in control benefit of 2x of base salary and 12 months of continuation of benefits. Ms. Swanback was also entitled to the acceleration of vesting for all equity grants held at the time of such termination, including performance-based equity grants with variable value, with value for vesting purposes to be set at target.

Seybold Agreement

●	TTEC entered into an employment agreement with Mr. Seybold effective December 2022, when he joined the Company as chief executive officer for TTEC Digital business segment, and thereafter amended that agreement effective January 2023, to reflect Mr. Seybold’s broader responsibilities in the business.
●	Base Salary. Mr. Seybold’s annual base salary is $625,000, amended from time to time at the Compensation Committee’s discretion.
●	Annual Cash Incentives. Mr. Seybold is eligible to participate in the Company’s annual variable cash incentive plan of up to 100% of his base salary. The opportunity is tied to the annual targets and goals of the business, as set by the Company’s CEO and the Board of Directors. Mr. Seybold’s annual award, if any, will be based on a combination of metrics tied to the overall performance of the Company, the TTEC Digital business segment’s performance and his individual performance.

●	Equity Grants. Mr. Seybold is eligible to participate in the Company’s annual equity program with $1.0 million grant opportunity. The actual amount of the equity opportunity to be awarded is not guaranteed. It is based on TTEC’s overall performance, the performance of the TTEC Digital business segment for which Mr. Seybold is directly responsible, and his individual performance against annual goals set by the Company’s Board of Directors. The Board of Directors has discretion to modify the structure of the equity opportunity, as long as the overall benefit is not materially impacted. Currently, the equity opportunity is structured as a time-based equity grant of up to $312,500, vesting over three to four years; and a performance-based equity grant with a $687,500 target, of which $412,500 target including a payout between 0 and 200% will depend on TTEC Digital’s business segment performance over a three year measurement period, and a $275,000 target including a payout of between 0 and 200% will depend on the Company’s performance over a three-year measurement period; payout possible between 0 and 200% of target.
●	One Time Welcome Equity Grant. At the start of his employment, Mr. Seybold was granted time-based restricted stock units with a market value of $3.0 million based on TTEC stock’s fair market value at the time of the grant. This one-time grant vests in five installments on the anniversaries of the grant.
●	Benefits. Mr. Seybold is entitled to participate in all customary wellness benefits offered to TTEC executives. No special perquisites are included in Mr. Seybold’s compensation arrangement.
●	Severance. Subject to customary releases, if Mr. Seybold is terminated without cause or for “good reason” by the Company, he is entitled to severance in the amount of 18 months of base salary and 18 months of benefits continuation.
●	Change in Control Provision. The agreement provides that if Mr. Seybold is terminated without cause or for “good reason” during the period starting three months prior to and 15 months following a change in control event, Mr. Seybold will receive a change in control benefit of 2x of base salary and 24 months of continuation of benefits; Mr. Seybold will also be entitled to the acceleration of vesting for all equity grants held at the time of such termination, including performance-based equity grants with variable value, with value for vesting purposes to be set at target.

McLean Agreement

●	TTEC entered into an amended and restated employment agreement with Ms. McLean in 2018, to replace her prior employment arrangement that was not memorialized in a formal agreement. The agreement was amended in 2024.
●	Base Salary. Ms. McLean is entitled to receive a base salary of $420,000, amended from time to time at the Company’s discretion.
●	Annual Cash Incentives. Ms. McLean is eligible to participate in the Company’s annual variable incentive plan with an opportunity of 85% of base salary. The opportunity is tied to the annual targets and goals of the business as set by the CEO and the Company’s Board of Directors. Ms. McLean’s annual award, if any, will be based on a combination of metrics tied to the overall results of the business and her individual performance.
●	Equity Grants. Ms. McLean is eligible to participate in the Company’s annual equity grant with an opportunity of 100% of base salary. The actual amount of the annual equity grant to be awarded is discretionary and not guaranteed and is based on TTEC’s performance overall and Ms. McLean’s individual performance against targets set by the Company’s Board of Directors annually. The Board of Directors has discretion to modify the structure of this equity grant opportunity provided that the overall benefit is not materially impacted. Currently, the equity opportunity is structured as follows: up to 50% of base salary is a time-based equity grant, vesting over three to four years; and a performance-based equity grant with a target at 50% of base salary and a payout of between 0 and 200%, depending on the Company’s performance over a three-year measurement period. The Compensation Committee may grant additional cash or equity to Ms. McLean to incentivize her performance on a standalone basis or as part of TTEC executive leadership team, from time to time.
●	Benefits. Ms. McLean is entitled to participate in all customary benefits.
●	Severance. Subject to customary releases, Ms. McLean is entitled to severance in the amount of 18 months of base salary and 12 months benefit continuation, if she is terminated without cause or terminates her employment for “good reason”.
●	Change in Control Provision. The agreement provides for change in control benefit equal to 2.5x of her base salary, 12 months of continuation of benefits, provided Ms. McLean is terminated without cause during three months prior to and 24 months following such change in control event and acceleration of vesting for all equity grants held at the time of such termination.

Wagers Agreement

●	TTEC entered into an employment agreement with Mr. Wagers in February 2024, in connection with his appointment as TTEC Chief Financial Officer effective March 1, 2024.
●	Base Salary. Mr. Wagers’ annual base salary is $625,000, amended from time to time at the Compensation Committee’s discretion.
●	Annual Cash Incentives. Mr. Wagers is eligible to participate in the Company’s annual variable cash incentive plan with an opportunity up to 100% of base salary. The opportunity is tied to the annual targets and goals of the business, as well as Mr. Wagers’ personal performance goals, as set by the TTEC CEO and the Company’s Board of Directors. The Compensation Committee may adjust Mr. Wagers’ variable cash incentive upward based on the Company’s performance against annual metrics set by the Company’s Board of Directors.
●	Equity Grants. Mr. Wagers is eligible to participate in the Company’s annual equity program with $1.8 million grant opportunity. The actual amount of the equity opportunity to be awarded is not guaranteed and is based on TTEC’s performance overall and Mr. Wagers’ individual performance against targets set by the Company’s Board of Directors annually for the relevant performance period. The Board of Directors has discretion to modify the structure of this equity opportunity. Currently, the equity opportunity is structured as a time-based equity grant of up to $900,000 vesting over three to four years; and a performance-based equity grant with a $900,000 target and a payout of between 0% and 200%, depending on the Company’s performance over a three-year measurement period.
●	One Time Welcome Equity Grant. At the start of his employment as the CFO of the Company, Mr. Wagers was granted time-based restricted stock units with a market value of $4.0 million based on TTEC stock’s fair market value at the time of the grant. This one-time grant shall vest in five installments on the anniversaries of the grant.
●	Benefits. Mr. Wagers is entitled to participate in all customary wellness benefits offered to TTEC executives. Mr. Wagers’ employment agreement also provides for payment of certain personal expenses.
●	Severance. Subject to customary releases, if Mr. Wagers is terminated without cause or terminates his employment for “good reason”, he will be entitled to severance in the amount of 18 months of base salary and 12 months benefit continuation.
●	Change in Control Provision. The agreement provides that if Mr. Wagers is terminated without cause or terminates his employment for “good reason” during the period starting three months prior to and 15 months following a change in control event, Mr. Wagers will receive a change in control benefit of 2x of base salary and 12 months of continuation of benefits; Mr. Wagers will also be entitled to the acceleration of vesting for all equity grants held at the time of such termination, including performance-based equity grants, with value for vesting purposes to be set at target.

Provisions in our NEOs’ employment agreements relating to severance, termination and change in control are discussed in greater detail in the section below entitled “Executive Compensation Tables - Potential Payments upon Termination or Change in Control.”

COMPENSATION RISK ASSESSMENT

As discussed above under the heading “Board Risk Oversight” we conduct an annual assessment of our compensation policies and practices for all employees. We review and discuss the results of this assessment with the Compensation Committee. Based upon this assessment, review, and discussion, we believe that our compensation policies and practices do not create unreasonable risk to the business.

TAX CONSIDERATIONS

Section 409A of the Internal Revenue Code (the “Code”) imposes additional income taxes on executive officers for certain types of deferred compensation that do not comply with Section 409A of the Code. In 2008, we revised several of our compensation plans and agreements with technical changes designed to cause any non-qualified deferred compensation payable under such plans and agreements to comply with, or be exempt from, Section 409A. We did so because we provide certain executives, including our NEOs, with the opportunity to contribute up to 75% of their salaries or cash incentives to a deferred compensation plan. We do not provide deferred compensation to the NEOs in excess of their individual contributions.

ACCOUNTING CONSIDERATIONS

The Compensation Committee also considers the accounting and cash flow implications of our executive compensation program. In our financial statements, we record salaries and cash incentives as expenses in the amount paid, or to be paid, to the NEOs. Accounting rules also require us to record equity awards as an expense in our financial statements even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with the guidance in FASB ASC Topic 718. The Compensation Committee believes, however, that the advantages of equity compensation programs, as discussed above, outweigh the non-cash compensation expense associated with them.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for 2024

The following table sets forth the compensation for the services in all capacities to us and our subsidiary companies paid for the years ended December 31, 2024, 2023, and 2022 to our NEOs:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Performance- Based RSU (PRSU) Awards Under VCP ($)	Annual Performance- Based RSU (PRSU) Awards ($) [2]	Restricted Stock Unit Awards ($) [3]	Stock Awards Total ($)	Non-Equity Incentive Plan Compensation ($)[4]	All Other Compensation ($) [5]	Total ($) [6]
Kenneth D. Tuchman (Chief Executive Officer)	2024	1	–	–	–	–	–	–	63,535	63,536
	2023	1	–	–	–	–	–	–	100,150	100,151
	2022	1	–	–	–	–	–	–	69,682	69,683
Kenneth “Kenny” R. Wagers (Chief Financial Officer)	2024	528,846[7]	–	–	899,999	4,349,994	5,249,993	–	32,445	5,811,284

Francois Bourret (Interim Chief Financial Officer, Chief Accounting Officer)	2024	405,077	–	–	–	129,998	129,998	40,000	10,530	585,605
	2023	318,961	300,000[1]	–	–	469,985	469,985	54,000	10,080	1,153,026
	2022	–	–	–	–	–	–	–	–	–
Michelle “Shelly” R. Swanback (President, TTEC Holdings)	2024	700,000	–	–	–	1,249,998	1,249,998	175,000	11,843	2,136,841
	2023	697,115	–	–	3,249,993	2,000,001	5,249,994	–	10,314	5,957,423
	2022	396,635	–	5,537,250	499,977	4,500,012	10,537,239	–	962	10,934,836
David J. Seybold (Chief Executive Officer, TTEC Digital)	2024 2023	625,000 625,000	– –	– –	687,499 312,507	562,498 –	1,249,997 312,507	156,250 –	11,124 8,497	2,042,371 946,004
	2022	36,058	–	2,288,500	–	2,999,995	5,288,495	–	–	5,324,553
Margaret B. McLean (General Counsel and Chief Risk Officer)	2024	420,000	–	–	209,997	449,998	659,995	334,000	9,588	1,423,584
	2023	416,539	–	–	210,013	59,984	269,997	–	9,519	696,055
	2022	381,923	–	797,689	291,705	229,971	1,319,365	171,000	17,460	1,889,748

1.	In 2023, the Compensation Committee agreed to provide Mr. Bourret with a one-time retention bonus in connection with his position as Interim CFO, payable in three installments as follows: 25% in October 2023, 25% in March 2024, and 50% in December 2024.
2.	Amounts were calculated pursuant to the guidance in FASB ASC Topic 718. For performance-based equity grants granted but not yet earned under the 2024 long-term incentive plan, we calculated the grant date value based on the closing price of our common stock on the date of grant multiplied by the number of target shares granted. At maximum achievement of 150%, using the grant date value, the award values would be as follows: Mr. Wagers $1,349,999, Mr. Seybold $1,031,249, and Ms. McLean $314,996.
3.	Amounts set forth in this column were calculated pursuant to the guidance in FASB ASC Topic 718. For the 2024 annual RSU grants, we calculated the grant date value based on the closing price of our common stock on May 13, 2024, which was the greater of (a) the closing price of our common stock as of market close on May 13, 2024, the date we initially communicated awards, and (b) the closing price of our common stock on May 30, 2024; multiplied by the number of shares granted. For further information regarding assumptions used to compute grant date fair value with respect to the restricted stock unit awards, see Section 19 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024.
4.	For 2024, the amounts summarized include payments made in 2024 for the discretionary 2023 performance-based cash incentive awards.
5.	Amounts for 2024 are summarized below under the heading “All Other Compensation.”
6.	The Summary Compensation table should be read in conjunction with the additional tables and narrative descriptions that follow. The “Grants of Plan-Based Awards” table and the accompanying description of the material terms of the RSU awards granted in 2024 provide information regarding the long-term equity incentives awarded to NEOs in 2024. The “Outstanding Equity Awards at Year-End” and ”Stock Vested” tables provide further information on the NEOs’ potential realizable value and actual value realized with respect to their equity awards.
7.	The base salary for Mr. Wagers is prorated based on his date in February 2024.

Non-qualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings or Losses in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)[1]
Kenneth D. Tuchman	–	–	705,813	–	4,737,571
Kenneth “Kenny” R. Wagers	–	–	–	–	–
Francois Bourret	–	–	–	–	–
Michelle “Shelly” R. Swanback	–	–	–	–	–
David J. Seybold	260,806	–	49,428	–	483,749
Margaret B. McLean	–	–	–	–	–

1.	Amounts set forth in this column were reported as compensation to the NEOs in the Summary Compensation Table for previous years.

All Other Compensation Table

The following table describes the perquisites and other compensation received by the NEOs during 2024:

Perquisite	Mr. Tuchman	Mr. Wagers	Mr. Bourret	Ms. Swanback	Mr. Seybold	Ms. McLean
Use of Aircraft	–	–	–	–	–	–
Automobile	$33,952	–	–	–	–	–
Executive Health/Dental/Vision Premiums	$27,824	–	–	$749	–	–
Group Term/Executive Life Premiums	$1,758	$302	$180	$744	$774	$1,188
Perquisites	–	$28,297[1]	–	–	–	–
401(k) Plan Matching Contributions	–	$3,846	$10,350	$10,350	$10,350	$8,400
Total	$63,534	$32,445	$10,530	$11,843	$11,124	$9,588

1.      Commuting expenses as provided in Mr. Wagers’ employment agreement.

Grants of Plan-Based Awards

Each of the Non-Equity Incentive Plan Awards reported in this “Grants of Plan-Based Awards” table refers to discretionary performance-based cash incentive award payments. The material terms of these incentive awards are described in the section entitled “Compensation Discussion and Analysis.” The following table sets forth information about the discretionary performance-based cash incentive awards or discretionary cash bonuses for the NEOs in 2024, the equity award opportunity under the 2024 long-term compensation plan and the RSU stock awards to each NEO during 2024:

Name	Grant Date	Stock Award Description	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards ($)[4]
			Threshold ($)	Target ($)	Maximum ($)	Threshold (# Shares)	Target (# Shares)	Maximum (# Shares)	Or Units (#)[3]
Kenneth D. Tuchman	–		–	–	–	–	–	–	–	–
Kenneth “Kenny” R. Wagers	–	Cash Incentive	–	625,000	–	–	–	–	–	–
	03/01/2024	New Hire RSU	–	–	–	–	–	–	288,392	3,999,997
	10/04/2024	Annual PRSU	–	–	–	77,320	154,639	231,959	–	899,999
	10/04/2024	Retention RSU	–	–	–	–	–	–	60,137	349,997
Francois Bourret	–	Cash Incentive	–	160,000	–	–	–	–	–	–
	05/30/2024	Annual RSU	–	–	–	–	–	–	17,426	129,998
Michelle ”Shelly” R. Swanback	–	Cash Incentive	–	700,000	--	–	–	–	–	–
	05/30/2024	Annual RSU	--	--	--	--	--	--	167,560	1,249,998
David J. Seybold	–	Cash Incentive	--	625,000	--	--	--	--	--	--
	05/30/2024	Annual RSU	–	–	–	–	–	–	41,890	312,499
	10/04/2024	Annual PRSU	–	–	–	59,064	118,127	177,191	–	687,499
	10/04/2024	Retention RSU	–	–	–	–	–	–	42,955	249,998
Margaret B. McLean	--	Cash Incentive	–	357,000	--	--	--	--	--	--
	05/30/2024	Annual RSU	–	–	–	–	–	–	28,150	209,999
	10/04/2024	Annual PRSU	--	--	--	18,041	36,082	54,123	--	209,997
	10/04/2024	Retention RSU	--	--	--	--	--	--	41,237	239,999

1.	Amounts summarized in this column reflect the target bonus opportunity under our 2024 performance-based cash award plan. Mr. Tuchman elected not to participate in prior year performance-based cash incentive awards, and he again elected not to receive such awards in 2024. However, on December 31, 2024, Mr. Tuchman was still eligible to receive payments for such awards.
2.	Under the 2024 long-term incentive plan approved by the Compensation Committee in 2024, senior executives have an opportunity to earn between 0% to 150% of the target shares covered by the award based on the level of achievement against pre-established performance targets. The amounts shown represent the threshold, target, and maximum number of shares that may be earned under the 2024 long-term incentive plan for each senior executive.
3.	Amounts set forth in this column represent the number of shares underlying time-in-service-based RSU awards.
4.	Amounts set forth in this column were calculated pursuant to the guidance in FASB ASC Topic 718. For performance-based equity grants granted but not yet earned, we calculated the grant date value based on the closing price of our common stock on the date of grant multiplied by the number of target shares granted. The grant date value shown for awards subject to performance conditions is based on “target” level achievement. For annual RSU grants, we calculated the grant date value based on the closing price of our common stock on May 13, 2024, which was the greater of (a) the closing price of our common stock as of the market close on May 13, 2024, the date we communicated awards, and (b) the closing price of our common stock on May 30, 2024, multiplied by the number of shares granted.

Outstanding Equity Awards at Year-End

The following table presents information regarding the outstanding equity awards held by each of the NEOs as of December 31, 2024, including the vesting dates for the portions of these awards that had not vested as of that date. All equity awards listed below were issued from our equity incentive plan.

Name	Grant Date	Number of Shares of Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested At Threshold Performance ($)[2]
Kenneth D. Tuchman	-	-	-	-	-
Kenneth “Kenny” R. Wagers	03/01/2024	288,392[16]	1,439,076	-	-
	10/04/2024	60,137[14]	300,084	154,639[15]	385,824
Francois Bourret	07/01/2021	336[4]	1,677	-	-
	03/15/2022	-	-	2,940[11]	7,335
	07/01/2022	844[6]	4,212	-	-
	04/03/2023	8,152[17]	40,678	-	-
	04/14/2023	715[18]	3,568	-	-
	05/30/2024	17,426[8]	86,956	-	-
Michelle “Shelly” R. Swanback[3]	-	-	-	-	-
David J. Seybold	12/07/2022	39,327[10]	196,242	50,000[11]	124,750
	03/16/2023	-	-	8,583[13]	21,415
	05/30/2024	41,890[9]	209,031	-	-
	10/04/2024	42,955[14]	214,345	118,127[15]	294,727
Margaret B. McLean	07/01/2021	644[5]	3,214	-	-
	03/04/2022	0[12]	0	-	-
	03/15/2022	-	-	10,150[11]	25,324
	07/01/2022	1,687[7]	8,418	-	-
	03/16/2023	-	-	5,768[13]	14,391
	05/30/2024	28,150[9]	140,469	-	-
	10/04/2024	41,237[14]	205,773	36,082[15]	90,025

1.	The dollar amounts are determined by multiplying (i) the number of share units by (ii) $4.99, which was the closing price of our common stock on December 31,2024, the last trading day of 2024.
2.	The dollar amounts are determined by multiplying (i) the number of share units reported by 50% (threshold) by (ii) $4.99, which was the closing price of our common stock on December 31,2024, the last trading day of 2024.
3.	All outstanding awards were cancelled on December 31, 2024, due to Ms. Swanback’s departure from TTEC.
4.	The unvested portion of this time-in-service-based RSU award was scheduled to vest in one installment on July 1, 2025, subject to continued employment. However, due to Mr. Bourret’s departure from TTEC in January 2025, no portion of the unvested shares of this grant will vest.
5.	The unvested portion of this time-in-service-based RSU award is scheduled to vest in one installment on July 1, 2025, subject to continued employment.
6.	The unvested portion of this time-in-service-based RSU award was scheduled to vest in two equal installments beginning July 1, 2025, and on each anniversary thereafter, subject to continued employment. However, due to Mr. Bourret’s departure from TTEC in January 2025, no portion of the unvested shares of this grant will vest.
7.	The unvested portion of this time-in-service-based RSU award is scheduled to vest in two equal installments beginning July 1, 2025, and on each anniversary thereafter, subject to continued employment.
8.	The unvested portion of this time-in-service-based RSU award was scheduled vest in three equal installments beginning on May 30, 2025, and on each anniversary thereafter, subject to continued employment. However, due to Mr. Bourret’s departure from TTEC in January 2025, no portion of the unvested shares of this grant will vest.
9.	The unvested portion of this time-in-service-based RSU award is scheduled to vest in three equal installments beginning on May 30, 2025 and on each anniversary thereafter, subject to continued employment.
10.	The unvested portion of this time-in-service-based RSU award vests in three equal installments beginning on November 28, 2025, and on each anniversary thereafter, subject to continued employment.
11.	The unvested portion of this VCP award includes one measurement period at the end of fiscal year 2025. Vesting is subject to (i) achievement of Revenue and adjusted EBITDA targets and (ii) continued employment of the award holder. Should award holder be employed during 2024 and exit before the end of the measurement period, the award may vest on a pro-rated basis subject to achievement of targets. Based on the Company’s expected performance in 2025, the Compensation Committee has determined that the Company would not reach the minimum performance thresholds in either Revenue or adjusted EBITDA for the VCP measurement period. Therefore, no awards will vest or become payable under this incentive program in 2026.
12.	In connection with the 2022 long-term incentive plan, the unvested portion of this performance-based RSU includes one measurement period at the end of fiscal year 2024. Vesting is subject to (i) achievement of Revenue and adjusted EBITDA and (ii) the continued employment of the award holder. Based on 2024 financial performance, the minimum threshold was not met and the award was forfeited.
13.	In connection with the 2023 long-term incentive plan, the unvested portion of this performance based RSU granted on March 16, 2023, includes one measurement period at the end of fiscal year 2025. Vesting is subject to (i) achievement of Revenue and adjusted EBITDA and (ii) the continued employment of the award holder.
14.	The unvested portion of this time-in-service based RSU award vests in two equal installments on October 4, 2025, and October 4, 2026.

15.	In connection with the 2024 long-term incentive plan, the unvested portion of this performance-based RSU granted on October 4, 2024, includes one measurement period at the end of fiscal year 2026. Vesting is subject to (i) achievement of Revenue and adjusted EBITDA and (ii) the continued employment of the award holder.
16.	The unvested portion of this time-in-service-based RSU award vests in five equal installments beginning on March 1, 2025, and on each anniversary thereafter, subject to continued employment.
17.	The unvested portion of this time-in-service based RSU award was scheduled to vest in three equal installments beginning on April 3, 2025, and on each anniversary thereafter, subject to continued employment. However, due to Mr. Bourret’s departure from TTEC in January 2025, no portion of the unvested shares of this grant will vest.
18.	The unvested portion of this time-in-service-based RSU award was scheduled to vest in three equal installments beginning on April 14, 2025, and on each anniversary thereafter, subject to continued employment. However, due to Mr. Bourret’s departure from TTEC in January 2025, no portion of the unvested shares of this grant will vest.

Stock Vested

The following table presents information regarding the vesting of RSUs and performance-based RSUs held by NEOs during 2024.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) [1]
Kenneth D. Tuchman	–	–
Kenneth “Kenny” R. Wagers	–	–
Francois Bourret	5,340	47,862
Michelle “Shelly” R. Swanback	23,176	212,356
David J. Seybold	26,218	134,761
Margaret B. McLean	7,042	59,310

1.	The dollar amounts reflected above for value realized on stock awards’ vesting are determined by multiplying (i) the number of shares of common stock issued due to RSU vesting by (ii) the per-share price of our common stock as of market close on the date of vesting.

Potential Payments Upon Termination or Change in Control

Our RSU agreements for NEOs only provide accelerated vesting if NEOs’ employment with the Company is terminated without cause during three months prior to a change in control event or within 12 or 24 months after such change in control event, depending on the executive.

NEOs are also entitled to certain severance and continuation of benefits if they are terminated without cause during the above-stated change in control termination window. The amount of severance varies among NEOs and is disclosed as part of Employment Agreement disclosures in this Proxy Statement.

Termination and Change in Control Table

The following table lists the NEOs and the estimated amounts they would have become entitled to on December 31, 2024: (a) upon termination without cause or resignation for good reason; (b) upon termination for cause or voluntary resignation; (c) upon death; (d) upon disability; and (e) upon termination following a change in control occurring on such date:

Name		Termination Without Cause or Resignation for Good Reason ($)	Termination for Cause or Voluntary Resignation ($)	Death ($)	Disability ($)[1]	Termination in Connection with Change in Control ($)
Kenneth D. Tuchman	Cash	2	–	–	100	2
	Equity Acceleration	–	–	–	–	–
	Continued Benefits[3]	202,259	–	–	–	–
	Accidental Death & Dismemberment Insurance (AD&D)	–	–	200,000	200,000	–
	Life Insurance[5]	–	–	200,000	–	–
	Total	202,261	–	400,000	200,100	2

Kenneth “Kenny” R. Wagers	Cash	1,102,045[6]	–	–	52,083	1,461,750
	Equity Acceleration[2]	277,743[7]	–	–	–	2,510,808[2]
	Continued Benefits[4]	28,380	–	–		28,380
	AD&D	22	–	200,000	200,000	22
	Life Insurance[5]	341	–	200,000	–	341
	Total	1,408,531	–	400,000	252,083	4,001,301

Francois Bourret	Cash	285,231[8]	–	–	12,000	285,231[8]
	Equity Acceleration[2]	–	–	–	–	148,093[2]
	Continued Benefits	–	–	–	–	–
	AD&D	–	–	–	–	–
	Life Insurance	–	–	–	–	–
	Total	285,231	–	–	12,000	433,324

Michelle “Shelly” R. Swanback	Cash	–	–	–	–	–
	Equity Acceleration	–	–	–	–	–
	Continued Benefits	–	–	–	–	–
	AD&D	–	–	–	–	–
	Life Insurance	–	–	–	–	–
	Total	–	–	–	–	–

David J. Seybold	Cash	1,123,375[6]	--	--	52,083	1,435,875
	Equity Acceleration[2]	--	--	--	–	1,439,026[2]
	Continued Benefits[4]	36,358	--	--	–	48,477
	AD&D	32	--	200,000	200,000	43
	Life Insurance[5]	511	--	200,000	–	682
	Total	1,160,276	--	400,000	252,083	2,924,103

Margaret B. McLean	Cash	630,000	--	–	35,000	1,050,000
	Equity Acceleration[2]	--	–	–	–	604,691[2]
	Continued Benefits[4]	17,739	–	–	–	17,739
	AD&D	22	–	200,000	200,000	22
	Life Insurance[5]	341	–	200,000	–	341
	Total	648,101	--	400,000	235,000	1,672,792

1.	Under the employment agreements of Mr. Wagers, Mr. Seybold, and Ms. McLean, they are eligible to receive their full salary for up to 90 days of disability. The amount reflected represents one-month salary continuation.
2.	Upon a termination in connection with a change in control, the dollar amounts represent the value of unvested equity awards that would vest upon a termination in connection with a change in control. The values include the value of all time-based RSUs plus the value of the 2022, 2023, and 2024 long-term incentive plan awards at target. For Mr. Seybold, Mr. Bourret, and Ms. McLean, the figures also include the value of the 2022 VCP awards at 75% of target. The values are calculated using a per share price of $4.99, which is the closing price of our common stock on December 31, 2024 (the last trading day of 2024).
3.	Pursuant to his employment agreement, Mr. Tuchman is entitled to receive the value of “continued benefits,” including personal use of the Company aircraft, an automobile allowance, executive health, dental and vision insurance premiums, life insurance premiums, deferred death benefits and 401(k) plan matching contributions, equal to two times the value at time of separation. For purposes of the auto allowance and aircraft, each such benefit will be determined as reported in the summary compensation table of the Company’s proxy statement for the prior year.
4.	Under the employment agreements of our NEOs, except for Mr. Tuchman and Mr. Seybold, they are eligible to receive 12 months of benefit continuation at the same level of welfare and health benefits in place prior to termination of employment. The dollar amounts set forth represent the cost of benefit coverage in place on December 31, 2024. Mr. Seybold’s agreement provides 18 months of benefits continuation for a termination without cause and 24 months of benefits continuation for a change in control based on the cost of benefit coverage in place on December 31, 2024. Refer to footnote 3 for a description of Mr. Tuchman’s benefit continuation.

5.	Includes $200,000 of basic life insurance provided by the Company.
6.	Under the employment agreement for Mr. Wagers and Mr. Seybold, in addition to severance they are each eligible for a pro-rated bonus based on the actual achievement to financial targets under the annual bonus plan. The cash payment reported includes severance, plus bonus they would have been entitled to on December 31, 2024, based on the funding level of the 2024 annual bonus plan.
7.	Upon a termination without cause for Mr. Wagers, the dollar amount represents the value of unvested time-based equity granted pursuant to the annual RSU equity grant and the new hire RSU grant prorated on a straight line basis, based on the number of days of employment (calculated as of December 31, 2024) during the vesting period of each grant.
8.	Under TTEC’s severance policy, Mr. Bourret is eligible for 36 weeks of severance in the event of termination without cause or termination in connection with a change of control.

Note: Values for Ms. Swanback have been excluded from this table due to her December 2024 resignation. Ms. Swanback did not receive any payments or benefits as a result of her exit.

2024 CEO Pay Ratio

●	Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our principal executive officer, Chairman and CEO Kenneth Tuchman, and the ratio of these two amounts.
●	To determine the CEO pay ratio, we first identified our median employee. We selected October 1, 2024, as the date upon which we would identify the “median employee,” because it enabled us to make such identification in a reasonable timeframe. In determining the employee population to be used to calculate the compensation of the median employee, we included employees in all countries. TTEC is a global company, with complex operations worldwide with more than half of its employees located outside of the United States, the country in which our headquarters office is located. As of October 1, 2024, TTEC’s workforce consisted of approximately 51,110 full-time, part-time, and temporary/seasonal employees.
●	We utilized 2024 actual cash compensation (base wages + allowances/premiums + variable incentives) for our consistently applied compensation measure because we believe that this measure reasonably reflects the annual compensation of our employees. We do not grant equity to a large percentage of our employee population, so using actual cash compensation is representative. We included all our full-time, part-time, and temporary/ seasonal employees globally, but excluded our CEO. We annualized the compensation for all full-time and part-time employees who did not work for us for the entire fiscal year. Earnings of our employees outside the U.S. were converted to U.S. dollars using the currency exchange rates used for organizational planning purposes which rely on forecasted rates. The forecasted rates are based on historical rate trends, external market data and other factors. We did not make any cost-of- living adjustments.
●	After identifying our median employee, based on our consistently applied compensation measure, we calculated annual total compensation for this employee using the same methodology we use for our NEOs as set forth in the “2024 Summary Compensation Table” included in this Proxy Statement. Based on this calculation, our median employee’s annual total compensation for 2024 was $11,575. Our CEO’s annual total compensation for 2024 was $63,536. As a result, the ratio of our CEO’s annual total compensation to that of our median employee’s annual total compensation for 2024 is 6 to 1. While our pay ratio is 6 to 1, it is important to note that the annual base salary for our CEO is $1.The remaining portion of Mr. Tuchman’s 2024 compensation relates to the amounts summarized under the All Other Compensation column in the “2024 Summary Compensation Table.”

Pay Versus Performance

In 2022, the Securities and Exchange Commission (the “SEC”) adopted Pay versus Performance (PvP) rules as required by the Dodd–Frank Wall Street Reform and Consumer Protection Act. These rules require that companies disclose how NEOs’ “Compensation Actually Paid” relates to the disclosures in the Summary Compensation Table and to the financial performance of the Company.

The following Pay Versus Performance (PvP) Table summarizes the key points demonstrated in the accompanying tables.

Pay Versus Performance (PvP) Table

The table below shows compensation actually paid (as defined by the SEC in Item 402(v) of Regulation S-K) for our executives and our financial performance for the years shown in the table. For purposes of this discussion, our CEO is also referred to as our principal executive officer or “PEO” and our other NEOs are referred to as our “Non-PEO NEOs”:

					Value of an Initial $100 Investment Based on 12/31/19			Company Selected Measure
Fiscal Year	Summary Compensation Table Total for PEO[1,2]	Compensation Actually Paid to PEO[1,3]	Average Summary Compensation Table Total For Non-PEO NEOs[1,4]	Average Compensation Actually Paid to Non-PEO NEOs[1,5]	Total Stockholder Return[6]	Peer Group Total Stockholder Return[7]	Net Income (millions)[8]	Pre-Bonus Adjusted Operating Income (millions)[9]
2024	$63,536	$63,536	$2,399,937	$760,350	$15	$157	($310.6)	$92.2
2023	$100,151	$100,151	$1,782,960	$138,937	$61	$158	$18.3	$154.7
2022	$69,683	$69,683	$6,423,892	$1,502,297	$119	$125	$117.3	$197.8
2021	$632,135	$632,135	$2,045,642	$2,745,100	$241	$194	$158.2	$251.4
2020	$628,295	$628,295	$1,917,864	$2,325,816	$192	$129	$129.3	$237.5

1.	The NEOs included in these columns reflect the following individuals:

Year	PEO	Non-PEO NEOs
2024	Kenneth D. Tuchman	Kenneth "Kenny" R. Wagers, Francois Bourret, Michelle "Shelly" R. Swanback, David J. Seybold, Margaret B. McLean
2023	Kenneth D. Tuchman	Michelle "Shelly" R. Swanback, Francois Bourret, Dustin J. Semach, David J. Seybold, Margaret B. McLean
2022	Kenneth D. Tuchman	Dustin J. Semach, Michelle "Shelly" R. Swanback, Regina M. Paolillo, David J. Seybold
2021	Kenneth D. Tuchman	Regina M. Paolillo, Richard S. Erickson, Judi A. Hand, Margaret B. McLean, Dustin J. Semach
2020	Kenneth D. Tuchman	Regina M. Paolillo, Martin F. DeGhetto, Richard S. Erickson, Judi A. Hand, Margaret B. McLean

2.	Amounts reflect Summary Compensation Table Total Pay for our NEOs for each corresponding year.
3.	Compensation Actually Paid (CAP) has been calculated based on the requirements and methodology set forth in the applicable SEC rules (Item 402(v) of Regulation S-K). Since Mr. Tuchman does not currently receive equity grants, there are no equity adjustments recorded and the dollar amounts reflect the actual amount of compensation earned during the applicable year.
4.	The amounts reported under "Average Summary Compensation Table Total" for non-PEO NEOs represent the average of the amounts reported for the Company's NEOs as a group (excluding any individual serving as PEO for such year) in the 'Total' column of the Summary Compensation Table in each applicable year.
5.	The amounts in column "Average Compensation Actually Paid" for non-PEO NEOs represent the average amount of compensation paid to the NEOs as a group (excluding the PEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to the NEOs' total compensation for each year to determine the compensation actually paid. See "Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for Non-PEO NEOs" table below for additional information.
6.	Total Stockholder Return (TSR) represents the cumulative return on a fixed investment of $100 in the Company’s common stock, for the period beginning on the last trading day of fiscal year 2019 through the end of the applicable fiscal year, assuming reinvestment of dividends.
7.	Peer Group Total Stockholder Return represents the cumulative return on a fixed investment of $100 in the same Customized Peer Group utilized in our annual 10-K Stock Performance Graph (Accenture Plc, Cognizant Technology Solutions Corp, Concentrix Corp, Globant S.A., Teleperformance, Telus International) for the period beginning on the last trading day of fiscal year 2019 through the end of the applicable fiscal year, assuming reinvestment of dividends.
8.	The dollar amounts reported represent the net income reflected in the Company’s audited financial statements for the applicable year.
9.	We use pre-bonus adjusted Operating Income as a performance measure in our annual cash-based incentive plan. Refer to "Reconciliation of Non-GAAP Income from Operations" table on page 60 for reconciliations from GAAP figures to pre-bonus adjusted operating figures. TTEC presents company performance metrics on a non-GAAP basis to more accurately convey the performance of the business, which adjusts for non-operating items including, but not limited to, asset impairment, restructuring charges, cybersecurity incident-related costs, changes in acquisition contingent considerations, and one-time non-recurring items.

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for Non-PEO NEOs

Fiscal Year	Summary Compensation Table Total	(Minus): Grant Date Value of Equity Awards Granted in the Fiscal Year	Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	Plus: Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	Compensation Actually Paid
2024	$2,399,937	($1,707,996)	$686,372	($441,083)	$0	($176,879)	$0	$0	$760,350
2023	$1,782,960	($1,260,497)	$300,520	($546,207)	$0	($38,247)	($99,593)	$0	$138,937
2022	$6,423,892	($5,971,533)	$1,427,926	$38,389	$48,620	($126,588)	($338,408)	$0	$1,502,297
2021	$2,045,642	($758,623)	$315,295	$753,592	$153,446	$235,747	$0	$0	$2,745,100
2020	$1,917,864	($966,385)	$797,796	$297,612	$375,662	$38,641	($135,374)	$0	$2,325,816

For purposes of the above adjustments, the fair value of equity awards on the applicable date were determined in accordance with FASB’s ASC Topic 718, using valuation methodologies that are generally consistent with those used to determine the grant-date fair value for accounting purposes.

The assumptions used in calculating the fair value of the equity awards did not differ in any material respect from the assumptions used to calculate the grant date value of the awards as reported in the Summary Compensation Table, except for the fair value calculations of performance-based equity awards, which reflect the currently known probable outcome of the performance vesting conditions as of each measurement date.

Most Important Performance Measures

Following is an unranked list of the financial performance measures we consider most important in linking company performance and compensation actually paid to our NEOs for the most recently completed fiscal year. Further information on our performance measures is described in our Compensation Discussion & Analysis (CD&A) above.

●	Pre-Bonus Adjusted Operating Income
●	Revenue
●	Adjusted EBITDA

Relationship Between Compensation Actually Paid and Performance

As described in Compensation Discussion and Analysis above, the Company uses several performance measures to align executive compensation with Company performance. Not all such measures are presented in the Pay versus Performance table above. As described in greater detail in Compensation Discussion and Analysis, TTEC’s executive compensation program reflects a pay-for performance philosophy. In accordance with Item 402(v) of Regulation S-K, we are providing the following graphical descriptions showing certain information presented in the table above.

The following chart illustrates the relationship between CAP for our PEO and the average CAP for our Non-PEO NEOs against the Company’s TSR, as well as the relationship between our TSR and the TSR of our peer group:

Relationship between CAP vs. Net Income

The following chart illustrates the relationship between CAP for our PEO and the average CAP for our Non-PEO NEOs against the Company’s Net Income:

Relationship between CAP vs. Pre-Bonus Adjusted Operating Income

The following chart illustrates the relationship between CAP for our PEO and the average CAP for our Non-PEO NEOs against the Company’s pre-bonus adjusted Operating Income:

	12 Months ended December 31,
Reconciliation of Non-GAAP Pre-Bonus Operating Income:	2024	2023	2022	2021	2020

Income from Operations	($173,520)	$118,021	$168,543	$217,192	$204,692
Restructuring charges, net	10,152	8,041	5,673	3,807	3,264
Impairment losses	244,093	11,733	13,749	11,254	5,809
Cybersecurity incident related impact, net of insurance recovery	-	(3,210)	(3,610)	13,659	-
Software accelerated amortization	-	-	8,509	-	-
Write-off of acquisition related receivable	-	-	900	-	-
Property costs not related to operations	2,233	1,501	-	-	-
Liability related to notifications triggered by labor scheme[1]	(187)	6,000	-	-	-
Grant income for pandemic relief	-	40	-	(8,142)	-
Change in acquisition related obligation	-	483	-	-	-
Bonus expense related to current year	7,471	12,064	7,406	17,908	26,147
Fees related to non-binding offer	1,956	-	-	-	-
Acquisition related income excluded for bonus achievement calculation	-	-	(3,334)	-	(2,428)
Reversal of acquisition-related deferred revenue excluded for bonus achievement	-	-	-	(4,305)	-

Pre-Bonus Adjusted Operating Income	$92,198	$154,673	$197,836	$251,373	$237,484

1.	For further information, please see discussion in the Risk Factors section of the 2023 Form 10-K filed on February 29, 2024.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2024, the number of shares of our common stock to be issued upon exercise of outstanding options, RSUs, warrants and rights, the weighted-average exercise price of outstanding options, warrants and rights, and the number of securities available for future issuance under equity-based compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, RSUs, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the Second Column)
Equity compensation plans approved by security holders	4,238,474[1]	–	3,310,105
Equity compensation plans not approved by security holders	–	–	–
Total	4,238,474[1]	–	3,310,105
1.	Reflects 4,238,238 RSUs/PRSUs outstanding under the 2020 equity incentive plan.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee (i) was an officer or employee of the Company, (ii) was formerly an officer of the Company, or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions. During the fiscal year ended December 31, 2024, we had no “interlocking” relationships in which (i) an executive officer of the Company served as a member of a compensation committee of another entity, one of whose executive officers served on our Compensation Committee, (ii) an executive officer of the Company served as a director of another entity, one of whose executive officers served on our Compensation Committee, or (iii) an executive officer of the Company served as a member of a compensation committee of another entity, one of whose executive officers served as a director of the Company.

COMPENSATION COMMITTEE REPORT

The Committee evaluates and establishes compensation for TTEC executive officers and oversees the equity-based compensation plans, performance-based cash incentive plans, and other management incentives and perquisite programs. The Committee also considered the impact of the COVID-19 pandemic on the performance of the Company and executive compensation.

The Committee reviewed and discussed with the Company’s management the “Compensation Discussion and Analysis” (CD&A) materials presented in this Proxy Statement. Based on this review and discussion, the Committee recommended to the Board that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as incorporated by reference from this Proxy Statement.

Compensation Committee
Tracy L. Bahl, Chair
Gregory A. Conley
Robert N. Frerichs
Gina L. Loften

GAAP TO NON-GAAP RECONCILIATION OF CERTAIN FINANCIAL MEASURES

The following tables reconcile our operating income and Earnings Per Share (EPS) from the GAAP results to the Non-GAAP comparisons for years ended December 31, 2024 and 2023.

	12 Months ended December 31,
Reconciliation of Non-GAAP Income from Operations:	2024	2023

Income from Operations	$(173,520)	$118,021
Restructuring charges, net	10,152	8,041
Impairment losses	244,093	11,733
Cybersecurity incident related impact, net of insurance recovery	-	(3,210)
Fees related to non-binding offer	1,956	-
Property costs not related to operations	2,233	1,501
Liability related to notifications triggered by labor scheme[1]	(187)	6,000
Grant income for pandemic relief	-	40
Change in acquisition related obligation	-	483
Equity-based compensation expenses	18,690	22,071
Amortization of purchased intangibles	33,039	35,759

Non-GAAP Income from Operations	$136,456	$200,439
Non-GAAP Income from Operations Margin	6.2%	8.1%

	12 Months ended December 31,
Reconciliation of Non-GAAP EPS:	2024	2023

Net Income	$(310,617)	$18,264
Add: Asset impairment and restructuring charges	254,245	19,774
Add: Equity-based compensation expenses	18,690	22,071
Add: Amortization of purchased intangibles	33,039	35,759
Add: Cybersecurity incident related impact, net of insurance recovery	-	(3,210)
Add: Gain on sale of property	(15,453)	-
Add: Fees related to non-binding offer	1,956	-
Add: Property costs not related to operations	2,233	1,501
Add: Liability related to notifications triggered by labor scheme[1]	(187)	6,000
Add: Grant income for pandemic relief	-	40
Add: Change in acquisition related obligation	-	483
Add: Changes in acquisition contingent consideration	(1,496)	7,480
Add: Foreign SS Tax recovery	(853)	-
Add: Foreign VAT Receivable write-off	770	-
Add: Changes in escrow balance related to acquisition	-	625
Add: Loss on dissolution of subsidiary	-	301
Add: Foreign exchange loss / (gain), net	420	1,950
Less: Changes in valuation allowance, return to provision adjustments and other, and tax effects of items separately disclosed above	50,860	(7,859)

Non-GAAP Net Income	$33,607	$103,179
Diluted shares outstanding	47,614	47,419
Non-GAAP EPS	$0.71	$2.18

1.	For further information, please see discussion in the Risk Factors section of the 2023 Form 10-K filed on February 29, 2024.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL NO. 1: ELECTION OF DIRECTORS

We are seeking your support to elect seven Board member candidates who we have nominated for the 2025-2026 Board cycle. We believe that these candidates have qualifications and experience appropriate for a public technology and business process outsourcing company with a global operational footprint. The Board believes that the nominees have the experience and perspective to guide the Company as we continue our transformation from a customer care business process outsourcing company to a global integrated customer engagement technology and digital solutions service provider. The candidates also have the experience necessary to support TTEC as we compete in global markets, innovate, and adjust to rapidly changing technologies and client demands. Each member of our Board is elected for a term of one year. Our Board, on the recommendation of the Nominating and Governance Committee of the Board, is recommending to stockholders that the following candidates be elected to the Board at the 2025 Annual Meeting. The candidates are current TTEC directors and each of the seven director-nominees has confirmed his or her willingness to serve.

Director	Age	Director Since	Independent	Qualifications
Kenneth D. Tuchman	65	1994

●      Business Transformation Experience

●      Capital Markets or M&A Experience

●      Global Experience

●      Industry Experience

●      Operator or CEO Experience

●      Public Company CEO and Board Experience

●      Risk Management Experience

●      Service Industry Experience

●      Technology Sector Experience

●      TTEC Founder

Steven J. Anenen	72	2016	✓

●      Business Transformation Experience

●      Capital Markets or M&A Experience

●      Global Experience

●      Industry Experience

●      Operator or CEO Experience

●      Public Company CEO and Board Experience

●      Risk Management Experience

●      Service Industry Experience

Tracy L. Bahl	63	2013	✓

●      Business Transformation Experience

●      Capital Markets or M&A Experience

●      Industry Experience

●      Operator or CEO Experience

●      Public Company Audit Experience

●      Public Company Board Experience

●      Risk Management Experience

●      Service Industry Experience

Gregory A. Conley	70	2012	✓

●      Business Transformation Experience

●      Capital Markets or M&A Experience

●      Global Experience

●      Industry Experience

●      Operator or CEO Experience

●      Public Company Audit Experience

●      Public Company Board Experience

●      Risk Management Experience

●      Service Industry Experience

●      Technology Sector Experience

Robert N. Frerichs	73	2012	✓

●      Business Transformation Experience

●      Capital Markets or M&A Experience

●      Global Experience

●      Industry Experience

●      Operator or CEO Experience

●      Public Company Audit Experience

●      Public Company Board Experience

●      Public Sector Experience

●      Risk Management Experience

●      Service Industry Experience

●      Technology Sector Experience

Marc L. Holtzman	65	2014	✓

●      Business Transformation Experience

●      Capital Markets or M&A Experience

●      Global Experience

●      Industry Experience

●      Operator or CEO Experience

●      Public Company Board Experience

●      Public Company Audit Experience

●      Public Sector Experience

●      Risk Management Experience

●      Service Industry Experience

Gina L. Loften	59	2021	✓

●      Business Transformation Experience

●      Capital Markets or M&A Experience

●      Global Experience

●      Industry Experience

●      Public Sector Experience

●      Public Board Experience

●      Risk Management Experience

●      Service Industry Experience

●      Technology Sector Experience

Limits on Director Service on Other Public Company Boards

TTEC has a highly effective and engaged Board, and we believe that our directors' service on other companies’ boards enables them to contribute valuable knowledge and perspective to TTEC’s Board activities. Nonetheless, the Board is sensitive to the external obligations of its directors and the potential for overboard to compromise their ability to effectively serve the Company. Our Corporate Governance Guidelines limit each director's service on other boards of public companies to 1-4, depending on their circumstances. Directors whose main job is to sit on boards are limited to four (4) public company board memberships, other than the TTEC Board, and to two (2) audit committee memberships; while those who are employed by a public company may only be on the TTEC Board in addition to the board of their employer. Further, the ability of each director to devote sufficient time and attention to director duties is expressly considered as part of the annual Board evaluation process, which aims to evaluate the effectiveness and engagement of TTEC’s directors.

While the Board considers its directors' outside directorships during this evaluation process, the Board recognizes that this is one of many outside obligations which could potentially impair a director's capacity to dedicate sufficient time and focus to their service on the TTEC Board. As such, the Board evaluates many factors when assessing the effectiveness and active involvement of each director. Such other factors include:

●	The director's attendance at Board and committee meetings.
●	The director's participation and level of engagement during these meetings.
●	The role played by the director on the Board, as well as on the other boards, including committee membership and chairmanship.
●	The experience and expertise of the director, including both relevant industry experience and service on other public company boards, which enable the director to serve on multiple boards effectively.

Director Term, Availability, and Ability to Serve

We schedule our Board and committee meetings up to three full years in advance to ensure directors’ availability and maximum participation. Directors are elected for a one-year term only and, accordingly, there is an opportunity to evaluate annually each director's ability to serve.

If any of the nominees become unable or unwilling to serve before the Annual Stockholder Meeting, shares represented by valid proxies will be voted FOR the election of such other person as our Board may nominate, or the number of directors that constitutes the full Board may be reduced to eliminate the vacancy. Those elected to the TTEC Board at the 2025 Annual Meeting of Stockholders are expected to hold office until the next Annual Meeting when their successors are duly elected and qualified.

Nominations of Directors

While our Board and its Nominating and Governance Committee have not set specific minimum qualifications for director qualifications, they believe that it is important that TTEC directors, as a group, have the following attributes:

●	Exceptional business savvy and leadership experience;
●	Highest integrity;
●	Exceptional business judgment proven in prior roles;
●	Public company board or operational experience;
●	Diversity of perspectives;
●	Global/international experience;
●	Industry and technical experience relevant to TTEC’s business and aligned with its growth strategy;
●	Financial expertise;
●	Risk management experience;
●	Technology, digital, artificial intelligence, and machine learning experience;
●	Knowledge of our client verticals;
●	Objective, independent, and pragmatic approach to business decisions;
●	Willingness to devote time and attention to TTEC’s affairs and its stockholders’ interests; and
●	Appreciation of the role of the corporation in society and commitment to sustainable business strategy and social responsibility.

As part of the nomination process, the Nominating and Governance Committee of the Board carefully considers strategic objectives of the Company and evaluates them against the Board composition and skill set of each director. The Nominating and Governance Committee of the Board considers potential candidates for membership on the Board of Directors throughout the year based on the recommendations brought forward by members of the Board, members of management, professional executive search firms, and stockholders. When evaluating candidates for recommendation to stand for election to the Board, the Nominating and Governance Committee of the Board considers each potential nominee’s skills, experience in areas of current significance to the Company, diversity, independence, the Board’s skills and dynamic as a group, and the candidate’s ability to devote adequate time to the Board’s duties. Candidates selected by the Nominating and Governance Committee of the Board are recommended to our Board for consideration and the Board recommends the candidates as a nominated slate to stockholders.

The Nominating and Governance Committee of the Board will consider stockholder recommendations for Board candidates if the names and qualifications of such candidates are submitted in writing to our Corporate Secretary in accordance with our Amended and Restated Bylaws. The Nominating and Governance Committee of the Board considers properly submitted stockholders’ nominees in the same manner as it evaluates other candidates.

2025 Director Nominees

Kenneth D. Tuchman

Age: 65

Director since 1994

TTEC Board Committees:

●          Executive (Chair)

Directorships:

●          Tuchman Family Foundation

●          Denver Center for the Performing Arts

Mr. Tuchman has more than 40 years of experience in the business process outsourcing industry, driving innovation growth and profitability in all economic cycles. As the founder and the controlling stockholder of TTEC, Mr. Tuchman is an essential member of our Board of Directors.

Mr. Tuchman founded TTEC’s predecessor company in 1982 and has served as the Chairman of the Board since 1994. Mr. Tuchman served as TTEC Chief Executive Officer from 1994 until 1999 and resumed the position in 2001.

Steven J. Anenen

Age: 72

Director since 2016

TTEC Board Committees:

●          Security & Technology (Interim Chair)

●          Audit

●          Nominating and Governance

●          Executive

Past Directorships:

●          CDK Global (NASDAQ:CDK)

●          DealerSocket

Mr. Anenen’s extensive experience as a senior executive at a global public technology company, and his chief executive and automotive industry and technology experience bring relevant and necessary skills and perspective to our Board.

In 2014, Mr. Anenen led the spin-off of the Automatic Data Processing (NASDAQ:ADP) Dealer Services Group to create CDK Global (NASDAQ:CDK); and served as its CEO between 2014 and his retirement in 2016. Prior to the CDK spin-off, Mr. Anenen spent almost 40 years with ADP, serving as the president of ADP Dealer Services, a leading provider of technology solutions to the automotive industry, between 2004 and 2014. During his tenure with ADP, Mr. Anenen oversaw the global expansion of the business into more than 100 countries, grew the dealer services business to over $2 billion in revenue, and led the transition to digital through the transformational acquisitions.

Tracy L. Bahl

Age: 63

Director since 2013

TTEC Board Committees:

●          Compensation (Chair)

●          Executive

Directorships:

●          Andros

●          Glooko, Inc.

Past Directorships:

●          MedExpress

●          Gustavus Adolphus College

●          Emdeon

Mr. Bahl’s extensive experience in the healthcare industry and his public company and private equity experience bring relevant and necessary skills, experience, and perspective to our Board.

Since 2020, Mr. Bahl serves as an operating partner for the healthcare group at Welsh, Carson, Anderson & Stowe, a private equity firm specializing in healthcare and technology investments (WCAS); and as a managing partner for Valtruis, and member of the board of directors for Wayspring Health, Oncology Care Partners, and InterWell Health, Valtruis’ portfolio companies. He also currently serves on the board of Glooko, a leading diabetes connected care company.

Previously, Mr. Bahl served as the president and CEO of OneOncology, a General Atlantic portfolio company that provides administrative, operational, and scientific support to oncology practices throughout the U.S. Between 2013 and 2018, Mr. Bahl served as executive vice president, health plans for CVS Health. From 2007 to 2013, he served as a special advisor to General Atlantic, supporting various of its portfolio companies in leadership roles. Prior to 2007, Mr. Bahl held various senior executive positions as part of UnitedHealth Group and at CIGNA Healthcare.

Gregory A. Conley

Age: 70

Director since 2012

TTEC Board Committees:

●          Audit (Chair)

●          Compensation

●          Security & Technology

Directorships:

●          CSG International (NASDAQ:CSGS)

●          Travelport Worldwide Ltd.

Past Directorships:

●          HaulHound.com

●          Odyssey Group, SA

●          Verio, Inc.

●          Tanning Technology Corporation (NASDAQ:TANN)

Mr. Conley’s extensive public company experience as chief executive officer and as a director of several technology companies, his leadership in technology innovation, and his legal experience bring relevant and necessary skills, experience, and perspective to our Board.

Between 2012 and 2014, Mr. Conley served as the CEO of Aha! Software, LLC, a predictive analytics and cloud computing company. Between 2009 and 2011, Mr. Conley served as the CEO of Odyssey Group, SA, a European-based technology services and software company, and oversaw the sale of the Company to Temenos Group AG. Between 2004 and 2005, Mr. Conley was the president and CEO of Verio, Inc., a leading global provider of hosting and network services and a subsidiary of Nippon Telephone & Telegraph. From 2001 to 2003, Mr. Conley was president and CEO of Tanning Technology Corporation, a NASDAQ listed information technology solutions provider, sold to Platinum Equity in 2003. Prior to 2001, Mr. Conley was a senior executive responsible for e-markets, travel, and transportation at International Business Machines (NYSE:IBM) and an attorney at Covington & Burling LLP.

Robert N. Frerichs

Age: 73

Director since 2012

TTEC Committees:

●          Nominating and Governance (Chair)

●          Audit

●          Compensation

●          Executive

Directorships:

●          Wedgewood Enterprises Corporation

Past Directorships:

●          Accenture (NYSE:ACN)

●          Merkle, Inc.

●          Avanade (a JV between Accenture and Microsoft)

●          Cyandia, Inc.

Mr. Frerichs’ extensive global business experience, his public company and consulting industry experience, and his financial credentials bring relevant and necessary skills, experience, and perspective to our Board.

Mr. Frerichs spent 36 years with Accenture (NYSE:ACN) in various leadership roles including group chief executive for North America, chief risk officer, and chief operating officer of the communication and high-tech operating group, and chairman of the capital committee; culminating his career as the International Chairman of Accenture, Inc. Between 2012 and 2013, Mr. Frerichs was the chairman of the Aricent Group, a global innovation and technology services company.

Mr. Frerichs is a Certified Public Accountant.

Marc L. Holtzman

Age: 65

Director since 2014

TTEC Committees:

●          Nominating and Governance

Directorships:

●          Rwanda Capital Market Authority

●          Victoria Falls International Financial Center

Past Directorships:

●          Bank of Kigali

●          CBZ Holdings Ltd.

●          Astana Financial Services Authority

●          KazKommertsBank

●          FTI Consulting (NYSE:FCN)

●          Duddell Street Acquisition Corp. (NASDAQ:DSAC)

Mr. Holtzman’s extensive international experience along with his financial, investment banking, and public company board experience bring relevant and necessary skills, experience, and perspective to our Board.

Mr. Holtzman served as the chairman of Meridian Capital HK, a Hong Kong private equity firm from 2012 until 2014, and as the executive vice chairman of Barclays Capital from 2008 and 2012. Between 2003 and 2005, Mr. Holtzman was president of the University of Denver. He also served in the cabinet of Colorado Governor Bill Owens as Secretary of Technology between 1999 and 2003.

Gina L. Loften

Age: 59

Director since 2021

TTEC Committees:

●          Compensation

●          Security and Technology

Directorships:

●          Teachers Insurance & Annuity Association of America (TIAA)

●          Thoughtworks Holding, Inc. (NASDAQ:TWKS)

●          Modernizing Medicine, Inc.

●          Foursquare Labs Inc.

●          InterWell Health

Past Directorships:

●          Rise Against Hunger

●          George Mason University research foundation.

Ms. Loften’s extensive experience in technology, cybersecurity, public sector, business transformation credentials, and diversity bring relevant and necessary skills, experience, and perspective to our Board.

Ms. Loften most recently served as chief technology officer for Microsoft USA (NASDAQ:MSFT), the position from which she retired in 2021. Prior to Microsoft, since 2004, Ms. Loften served in roles of growing responsibility with IBM (NYSE:IBM), including global consulting leader in cloud application innovation for IBM Global Business Services, chief innovation officer for IBM Research, and global public sector leader for IBM Watson Group.

Required Vote

The seven director nominees receiving the highest number of affirmative votes of the outstanding shares of common stock present or represented by proxy and voting at the Annual Meeting will be elected as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

Recommendation of the Board

Our Board recommends that you vote “FOR” all of the nominees for election to our Board.

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP (PwC) served as TTEC’s independent registered public accounting firm in 2024. The Audit Committee of the Board determined that the current audit team, supported by PwC’s partners experienced with TTEC business in key countries where TTEC has material operations, and other PwC subject matter experts, have the appropriate level of professional expertise to oversee the completion of the TTEC annual independent audit. Although the Audit Committee of the Board has the sole authority to appoint the independent auditor, the Audit Committee of the Board continues its long-standing practice of recommending that the Board ask the stockholders to ratify the appointment of the independent auditor.

In accordance with its charter, the Audit Committee of the Board has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2025 and recommends to the stockholders that they ratify this appointment. If the appointment is not ratified by our stockholders, the Audit Committee of the Board may consider whether it should appoint another independent registered public accounting firm. Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting, where they will have the opportunity to make a statement if desired and be available to respond to stockholders’ questions.

Fees Paid to Accountants

PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since May of 2007. The following table shows the fees for the audit and other services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2024 and 2023 (amounts in thousands).

	2024	2023
Audit fees	$4,939	$4,856
Audit-related fees	$ 72	$ -
Tax fees	$ -	$ -
All other fees	$ 3	$ 1
Total	$ 5,014	$ 4,857

Audit Fees

This category includes the audit of our annual financial statements; review of financial statements included in our quarterly reports on Form 10-Q; the audit of management’s assessment of the effectiveness of our internal control over financial reporting, as well as the audit of the effectiveness of our internal control over financial reporting included in our 2024 Annual Report on Form 10-K and as required by Section 404 of the Sarbanes-Oxley Act of 2002; and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for current and prior years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions, and the preparation of an annual “management letter” on internal control matters.

Audit-Related Fees

This category consists of assurance and related services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” Audit-related fees included accounting consultations and other attestation procedures.

Tax Fees

This category consists of professional services rendered by the independent registered public accounting firm, primarily in connection with our tax planning and compliance activities, including the preparation of tax returns in certain overseas jurisdictions and technical tax advice related to the preparation of tax returns.

All Other Fees

This category consists of professional services related to expatriate services and other nonrecurring miscellaneous services.

The Audit Committee of the Board has considered whether the independent registered public accounting firm’s provision of non-audit services is compatible with their independence and determined that it is compatible. All of the services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee of the Board pursuant to its policy on pre-approval of audit and permissible non-audit services.

Policy on Audit Committee of the Board Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided by PricewaterhouseCoopers LLP to us must be permissible under Section 10A of the Securities Exchange Act of 1934, as amended, and must be pre-approved in advance by the Audit Committee of the Board. The Audit Committee of the Board has delegated to the Chair of the Audit Committee of the Board the authority to pre-approve non-audit service projects with a total cost of up to $200,000 per fiscal year. However, if pre-approval is obtained from the Audit Committee of the Board Chair, the service may be performed but must be ratified by the Audit Committee of the Board at the next scheduled meeting. In accordance with this policy, the Audit Committee of the Board pre-approved all services performed and to be performed by PricewaterhouseCoopers LLP.

Required Vote

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2025 requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of PricewaterhouseCoopers LLP.

Recommendation of the Board and the Audit Committee

Our Board and the Audit Committee of the Board recommend that you vote “FOR” Proposal No. 2.

ADDITIONAL INFORMATION

Stockholder Submission of Nominations and Proposals

In order for a proposal of a stockholder to be included in the Proxy Statement and form(s) of proxy relating to our 2026 Annual Meeting of Stockholders, the proposal must be in writing and received by our Corporate Secretary at 100 Congress Avenue, Suite 1425, Austin, TX 78701, or via email at corporatesecretary@tttec.com no later than December 12, 2025. Timely receipt of a stockholder’s proposal will satisfy only one of the various conditions established by the SEC for inclusion in our proxy materials. Stockholders who wish to have their proposals included in our proxy materials must meet the eligibility requirements as provided in the SEC’s Shareholder Proposal Rule (Rule 14a-8), and their proposals must comply with the requirements of the Rule and with our Bylaws to be included in our proxy materials.

If a stockholder wishes to present a proposal at the 2026 Annual Meeting of Stockholders and this proposal is not intended to be included in the related proxy statement and form of proxy, or this stockholder intends to submit a director nomination at the 2026 Annual Meeting of Stockholders, our Bylaws require that the stockholder notify us in writing on or before February 21, 2026, but no earlier than January 22, 2026. The notice must include the information required by our Bylaws, which may be obtained on our website at ttec.com under the “Investors” and “Corporate Governance” tabs. If the stockholder does not meet the applicable deadline or comply with the requirements found in the SEC’s Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote, in accordance with our best judgment, on any such proposal. In addition to satisfying the foregoing requirements and those under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 23, 2026.

Other Business

We know of no other matter to be acted upon at the 2025 Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting, however, the persons named in the accompanying proxy card as proxies for the holders of our common stock will vote thereon in accordance with their best judgment.

Annual Report

Our 2024 Annual Report is being delivered to the stockholders together with this Proxy Statement. The Annual Report is not part of the proxy materials, however. Additional copies of our 2024 Annual Report may be obtained without charge upon request made to TTEC Holdings, Inc., 100 Congress Avenue, Suite 1425, Austin, TX 78701, Attention: Investor Relations or via an email inquiry at investor.relations@ttec.com.

By Order of the Board of Directors

KENNETH D. TUCHMAN

Chairman and Chief Executive Officer

Austin, TX

April 11, 2025

TTEC (pronounced T-TEC) Holdings, Inc. (NASDAQ:TTEC) is a leading global CX (customer experience) technology and services innovator for AI-enabled digital CX solutions. Serving iconic and disruptive brands, TTEC's outcome-based solutions span the entire enterprise, touch every virtual interaction channel, and improve each step of the customer journey. Leveraging next-gen digital technology, the Company's TTEC Digital business designs, builds, and operates omnichannel contact center technology, CRM, AI and analytics solutions. The company's TTEC Engage business delivers AI-enabled customer engagement, customer acquisition and growth, tech support, back office, and fraud prevention services. Founded in 1982, the company's singular obsession with CX excellence has earned it leading client, customer, and employee satisfaction scores across the globe. The company's employees operate on six continents and bring technology and humanity together to deliver happy customers and differentiated business results. To learn more visit us at ttec.com.

100 Congress Avenue, Suite 1425

Austin, TX 78701

ttec.com

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Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V68664-P26857 For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 100 CONGRESS AVENUE, SUITE 1425 AUSTIN, TX 78701 TTEC HOLDINGS, INC. NOTE: This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, the proxy will be voted FOR all of the Board of Directors' nominees and FOR Proposal 2. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1. Election of Director Nominees The Board of Directors recommends you vote FOR the following: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 2. Ratification of the appointment of Pricewaterhouse Coopers LLP as TTEC's Independent Registered Public Accounting Firm for 2025. 1a. Kenneth D. Tuchman 1b. Steven J. Anenen 1c. Tracy L. Bahl 1d. Gregory A. Conley 1e. Robert N. Frerichs 1f. Marc L. Holtzman 1g. Gina L. Loften For Withhold SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Time, on May 21, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TTEC2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time, on May 21, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V68665-P26857 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and TTEC Annual Report on Form 10-K and related information including TTEC CEO's Letter to Stockholders are available at www.proxyvote.com. Please date, sign and mail your proxy card in the enclosed envelope as soon as possible. This Proxy is Solicited on Behalf of The Board of Directors of TTEC HOLDINGS, INC. The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints KENNETH D. TUCHMAN and MARGARET B. McLEAN, and each of them, as proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of TTEC HOLDINGS, INC. owned of record by the undersigned at the 2025 Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/TTEC2025 on May 22, 2025 at 10:00 a.m., CDT, and any adjournments or postponements thereof, in accordance with the directions marked on the reverse side hereof. The proxies, or each of them, in their discretion, are authorized to vote for the election of a person nominated to the Board of Directors if any nominee named herein becomes unable to serve or if for any reason whatsoever, another nominee is required, and the proxies, or each of them, in their discretion, are further authorized to vote on other matters which may properly come before the 2025 Annual Meeting and any adjournments or postponements thereof. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote these shares unless you sign and return this card. Continued and to be signed on reverse side